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Exhibit 10(a)

STOCK PURCHASE AGREEMENT

              This STOCK PURCHASE AGREEMENT, dated as of June 23, 2000, is by and among BERGEN BRUNSWIG MEDICAL CORPORATION, a Delaware corporation having a place of business at 4000 Metropolitan Drive, Orange, California 92868 ("BBMC"), RANSDELL SURGICAL, INC, a Kentucky corporation ("RSI" and, collectively with BBMC, the "Corporations"), DURR FILLAUER MEDICAL, INC., a Delaware corporation (the "Subsidiary Seller"), BERGEN BRUNSWIG CORPORATION, a New Jersey corporation having its principal place of business at 4000 Metropolitan Drive, Orange, California 92868 (the "Parent Seller" and, collectively with the Subsidiary Seller, the "Sellers"), ALLEGIANCE CORPORATION, a Delaware corporation having its principal place of business at 1430 Waukegan Road, McGaw Park, Illinois 60085 (the "Purchaser") and CARDINAL HEALTH, INC., an Ohio corporation having its principal place of business at 5555 Glendon Court, Dublin, Ohio 43016 (the "Parent Purchaser" and, together with the Purchaser, the "Purchasers").

RECITALS

              1.      The Parent Seller is the legal and beneficial owner of all of the issued and outstanding capital stock of the Subsidiary Seller and RSI. The Subsidiary Seller is the legal and beneficial owner of all of the issued and outstanding capital stock of BBMC.

             2.      The Sellers desire to sell and transfer to the Purchasers, and the Purchasers desire to purchase from the Sellers, all of the outstanding shares of capital stock of the Corporations, all as more specifically provided herein.

             3.      The Boards of Directors (or Executive Committees of such Boards of Directors) of the Sellers, the Corporations and the Purchasers have determined that it is in the best interests of the respective corporations to enter into this Agreement.

             NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

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ARTICLE I

Certain Definitions and Other Matters

             Section 1.1      Certain Definitions.      As used in this Agreement, the following terms have the respective meanings set forth below.

             "Action" means any administrative, judicial or other legal arbitration, hearing, investigation, litigation, proceeding or suit before any Governmental Authority or arbitrator.

             "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person and the terms "controlled" and "controlling" have meanings correlative thereto.

             "Agreement" means this Stock Purchase Agreement.

             "Assignment of Marks" means the assignment of trademarks and service marks, made by the Sellers in favor of BBMC, in the form and substance of the assignment annexed hereto as Appendix 1.8A.

             "Assignment of Lease" means the assignment and assumption of the real property lease, made by the Parent Seller in favor of BBMC, in the form and substance of the assignment and assumption agreement set forth in Appendix 1.7A annexed hereto.

             "Assignment of Data Center Assets" means the assignment of Data Center assets, subject to the assumption of related liabilities, made by the Parent Seller or one of its Subsidiaries (other than a Consolidated Company) in favor of BBMC, in the form and substance of the assignment and assumption agreement annexed hereto as Appendix 1.8C.

             "BBMC Common Stock" means the common stock, par value $0.01 per share, of BBMC.

             "Borrowing Rate" means the prime rate as published in The Wall Street Journal from time to time during the period from the Closing Date through the date of payment or refund as determined pursuant to Section 2.5.2.

             "Business Day" means a day on which national banks are open for business in New York City.

             "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

             "Claims" means any and all claims, demands, Actions, causes of action and legal proceedings.

             "Closing Date Customer" means any health care provider which, during the twelve months ending on the last day of the calendar month preceding the calendar month in which the Closing Date occurs, purchased, in the case of an acute care facility, more than $500 per licensed bed, and in all other cases, more than $1,000, in products or supplies from the Consolidated Companies.

             "Closing Date Non-Customer" means any health care provider that is not a Closing Date Customer.

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Competing Business" means the business of selling or distributing Competing Products within the United States and its territories to health care providers, it being understood that neither a consumer, a retail pharmacy or a retail store containing a retail pharmacy is a health care provider; provided, however, that none of the following shall be deemed Competing Business:

             (a)      the sale or distribution by any Seller Unit of Competing Products, provided that the sales of Competing Products by such Seller Unit for a given fiscal quarter of such Seller Unit (or, for the fiscal quarter in which the Closing occurs, from the Closing Date through the last day of such quarter) do not exceed the Revenue Limit for such Seller Unit, and in the case of BBDC as the Seller Unit, the sales of Competing Products to any single acute care provider (as distinguished from a buying group or any combination of acute care providers) do not exceed, during such fiscal quarter (or, for the fiscal quarter in which the Closing occurs, during the period from the Closing Date through the last day of such quarter), more than $125 per licensed bed of such provider;

             (b)      acquiring any equity or other ownership interest in an entity that sells or distributes Competing Products, provided that either (x)(i) such equity or other ownership interest does not exceed twenty percent (20%) of the total outstanding voting equity of such entity, (ii) such equity or other ownership interest does not give the Parent Seller and its Subsidiaries control over the Board of Directors (or comparable governing body of an entity that is not organized as a corporation) of such entity and (iii) the name of such entity does not include Parent Seller's name or any derivation thereof, or (y) such entity is a Small Entity;

             (c)      lending money, extending or advancing credit to, or providing management, consulting or administrative services to, developing, launching or operating, or otherwise assuming control (other than by acquisition of an equity or other ownership interest) of, an entity that sells or distributes Competing Products, provided that (i) such entity is a Small Entity and (ii) if the Parent Seller or its Subsidiaries develops, launches, operates or so assumes control of such an entity, the sales of Competing Products by such entity for a given fiscal quarter of such entity (or, for the fiscal quarter in which the Closing occurs, from the Closing Date through the last day of such quarter) do not exceed 10% of such entity's total dollar sales for such fiscal quarter (or, for the fiscal quarter in which the Closing occurs, for the period from the Closing Date through the last day of such quarter); or

             (d)      commencing 60 days after the Closing Date, entering into or participating in a Permitted Joint Program, provided that (x) the Parent Seller and its Subsidiaries do not at any time during the three year period following the Closing Date engage in Selling Efforts directed at Closing Date Customers, (y) during the period from the 60th day after the Closing Date through the 180th day after the Closing Date, the Parent Seller and its Subsidiaries do not participate in a Permitted Joint Program in which any co-venturer in such Permitted Joint Program engages in Selling Efforts directed at Closing Date Customers on behalf of such Permitted Joint Program (it being understood that selling efforts by such co-venturer directed to Closing Date Customers are not precluded by this clause (y) as long as the co-venturer does not market the Permitted Joint Program during the period covered by this clause (y)), and (z) during the period from the 60t h day after the Closing Date through the 90th day after the Closing Date, the Parent Seller and its Subsidiaries do not engage in Selling Efforts directed at any Closing Date Non-Customer unless such Closing Date Non-Customer initiates communications with the Parent Seller or its Subsidiaries regarding the participation by such Closing Date Non-Customer, the Parent Seller or its Subsidiaries in a Permitted Joint Program.

             "Competing Products" means medical, surgical or laboratory supplies and products other than supplies and products (a) which contain, are packaged, by a Person other than the Parent Seller or its Subsidiaries, with, or are otherwise customarily sold as a unit with, any pharmaceutical, biological, plasma, blood, injectable, intravenous fluid, intravenous solution, vaccine, medicine, oncology or renal supplies or products, or (b) that are purchased from Purchasers or any of their Subsidiaries.

             "Consolidated Companies" means the Corporations and their Subsidiaries.

             "Copyright Assignment and Assumption Agreement" means the assignment of copyrights, made by the Sellers in favor of BBMC, and the assumption by BBMC of certain related liabilities, in the form and substance of the assignment and assumption agreement annexed hereto as Appendix 1.8B.

             "CPA" means Arthur Andersen & Co.

             "Credit Facility" has the meaning ascribed to such term in Section 1 of the Corporations' Disclosure Schedule.

             "Due Date" means the due date, including applicable extensions.

             "Encumbrances" means security interests, liens, encumbrances, claims, options, charges, rights of first refusal, and restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attributes of ownership, but excluding restrictions on the transfer of securities arising pursuant to the Securities Act of 1933, as amended, or pursuant to applicable state securities laws.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

             "Escrow Agent" means Wilmington Trust Company or such other Person as shall be approved by the Parent Purchaser and the Parent Seller in the event that Wilmington Trust Company cannot or does not serve as Escrow Agent hereunder.

             "Escrow Agreement" means an escrow agreement, among the Sellers, the Purchasers and the Escrow Agent, substantially in the form and substance of the escrow agreement annexed hereto as Appendix 1.1, subject to such changes as the Escrow Agent shall request and the Sellers and Purchasers shall accept on or before the Closing Date, such acceptances not to be unreasonably withheld.

             "Estimated Differential" means the Parent Seller's good faith estimate of the difference between the Consolidated Companies' Net Asset Value as of the Closing Date determined in accordance with Section 2.5 and the March 31 Value. It is understood that, if the estimated Consolidated Companies' Net Asset Value as of the Closing Date is greater than the March 31 Value, the Estimated Differential will be a positive number, and, if the estimated Consolidated Companies' Net Asset Value as of the Closing Date is less than the March 31 Value, the Estimated Differential will be a negative number.

             "GAAP" means generally accepted accounting principles as in effect in the United States, as applied consistent with the prior practices of the Consolidated Companies and the Parent Seller.

             "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, any multinational organization or body, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, taxing or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

             "HSR Authority" means the FTC and/or the Antitrust Division.

             "Income Tax" means any Tax based upon or measured by income or gain.

             "Independent Accountant" means a nationally recognized independent public accounting firm which does not currently audit the Sellers or the Purchasers, or an Affiliate of either, as shall be agreed upon by the Parent Seller and the Parent Purchaser.

             "License Agreement" means the non-exclusive license agreement among the Sellers, the Corporations and the Purchasers, providing for the use of certain trade names by the Consolidated Companies, in the form and substance of the license annexed hereto as Appendix 1.9.

             "March 31 Value" means $210,568,300.

             "Material Adverse Change" means, with respect to a Person, a material adverse change in the business, operations, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole.

             "Net Asset Value" means the total assets of the Consolidated Companies, as determined in accordance with Section 2.5.4, less the total liabilities of the Consolidated Companies, as determined in accordance with Section 2.5.5; provided, however, that (a) those assets and liabilities associated with the UNITI System to the extent set forth on Appendix 1.5 annexed hereto (the "Transfer UNITI Items") shall be excluded from the calculation of the Net Asset Value, (b) the Transfer Assets shall be deemed to be an asset of the Consolidated Companies, including the leasehold improvements and security deposits relating to the Transfer Lease, and (c) all assets and liabilities associated with consolidated, combined or unitary Taxes, and all assets and liabilities for deferred Taxes established to reflect timing differences between book and Tax income, shall be excluded from the calculation of the Net Asset Value.

             "Order" means that certain order of the United States District Court for the District of Columbia, dated July 31, 1998, Civil Nos. 98-595 and 98-596, which, among other things, stated that the Parent Purchaser was prohibited from acquiring assets of the Parent Seller.

             "Ordinary Course of Business" means actions that are (a) consistent with the past practices of the designated entity, (b) similar in nature, style and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of the designated entity and (c) do not require, and in the past have not received, specific authorization by the board of directors of the designated entity.

             "Outside Date" means September 30, 2000, unless either (x) the parties hereto shall not have received by September 30, 2000 all regulatory approvals from all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, or (y) the Order shall not have been amended to permit the consummation of the transactions contemplated hereby, in which case the "Outside Date" means December 31, 2000.

             "Permitted Encumbrances" means (a) liens for Taxes not yet due and payable, (b) Encumbrances that do not interfere with the use or enjoyment of the Consolidated Companies' assets or that are otherwise not material to the Consolidated Companies, (c) Encumbrances arising in the Ordinary Course of Business of the Consolidated Companies and (d) Encumbrances disclosed in Section 1 of the Corporations' Disclosure Schedule.

             "Permitted Joint Program" means any agreement or business arrangement with respect to, any joint marketing arrangement, joint venture, strategic marketing alliance, cooperative or group purchasing organization, or any other contractual or partnering arrangement, with any Person that sells or distributes Competing Products, in which Parent Seller and its Subsidiaries (a) sell or distribute supplies and products that are not Competing Products (other than any Competing Products that are sold or distributed by the Seller Units pursuant to clause (a) of the definition of "Competing Business" in this Section 1.1), and (b) do not own or hold an ownership or equity interest exceeding twenty percent (20%) of the aggregate ownership or equity interests in such arrangement, venture, alliance or organization.

             "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

             "Post-Closing Period" means each taxable period with respect to the Consolidated Companies that begins after the Closing Date and the portion, beginning after the Closing Date, of each Straddle Period.

             "Pre-Closing Period" means each taxable period with respect to the Consolidated Companies that ends on or before the Closing Date and the portion, ending on the Closing Date, of each Straddle Period.

             "Proprietary Rights" means all of the (a) patents, inventions, discoveries, trademarks, service marks, industrial designs, trade names, trade styles, trade dress, service names, logos, slogans, brand names, brand marks, computer software, copyrights and the like (whether registered with federal, state or other governments of any country or unregistered) and applications, registrations, permits and licenses relating thereto and any reissues, continuations, continuations-in-part and extensions thereof; (b) computer software and licenses related thereto; and (c) processes, methods, information, data, plans, art works, blueprints, specifications, designs, drawings, engineering reports, test reports, material standards, processing standards, performance standards, know-how, formulas, trade secrets, concepts, applications, procedures, marketing and technical data, customer and vendor lists and other confidential information used in or otherwise necessary for the conduct of the Businesses of the Consoli dated Companies.

             "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

             "Revenue Limit" means, for each of the following Seller Units, the following percentage of total dollar sales of such Seller Units: (a) the Besse Medical Products division of ASD Specialty Healthcare, Inc. ("BMP") - 10%; (b) ASD Specialty Healthcare, Inc. excluding BMP ("ASD") - 5%; (c) PharMerica, Inc. ("PM") - 5%; (d) Bergen Brunswig Drug Company ("BBDC") - 0.4%; and (e) each New Unit, 10%.

             "RSI Common Stock" means the common stock, no par value, of RSI.

             "SEC" means the United States Securities and Exchange Commission.

             "Seller Unit" shall mean each of (a) BMP, (b) ASD (excluding BMP) and ASD's direct and indirect wholly owned Subsidiaries, (c) PM and its direct and indirect wholly owned Subsidiaries, (d) BBDC and its direct and indirect wholly owned Subsidiaries and (e) any entity (including any Small Entity) established or more than 20% of which is acquired by the Parent Seller or its Subsidiaries after the Closing Date (any such entity referred to in this clause (e), a "New Unit").

             "Selling Efforts" means efforts directed at individual health care providers seeking to encourage such providers to participate in a Permitted Joint Program; provided, however, that for purposes of this Agreement, the Parent Seller and its Subsidiaries or any other participant in a Permitted Joint Program shall not be deemed to have engaged in Selling Efforts directed to a particular customer by virtue of any selling efforts directed toward a purchasing group or other affiliated group of which such customer is a member.

             "Small Entity" means an entity and its Subsidiaries, if any, which collectively, during the four calendar quarters prior to the calendar quarter in which the Parent Seller or its Subsidiaries first takes an action of the type referred to in clauses (b) or (c) of the definition of "Competing Business" with respect to such entity and its Subsidiaries, did not have sales of Competing Products in excess of (x) ten percent (10%) of such entity's total sales and (y) $10,000,000, measured in terms of gross Competing Products sales dollars.

             "Straddle Period" means any taxable period with respect to the Consolidated Companies beginning on or before the Closing Date and ending after the Closing Date.

             "Subsidiaries" of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity. The term "Subsidiaries" shall include, with respect to the Consolidated Companies, Pacific Criticare, Inc. ("PCI"), a California corporation.

             "Tax" means any of the following, and "Taxes" means all of the following, imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, or withholding, in each case including any interest, penalty, or addition thereto, whether disputed or not.

             "Territory" means the United States and its territories.

             "Transfer Assets" means the Transfer Real Property, the Transfer Lease, the Transfer Data Center Assets and the Transfer Marks.

             "Transfer Data Center Assets" means the Data Center assets described in Appendix 1.9A annexed hereto.

             "Transfer Lease" means the real property lease listed in Appendix 1.7 annexed hereto.

             "Transfer Marks" means the trademarks, service marks and copyright listed in Appendix 1.8 annexed hereto.

             "Transfer Real Property" means the real property described in Appendix 1.2 annexed hereto.

             "Transfer Real Property Deed" means a deed, from the Subsidiary Seller to BBMC, in the form and substance of the deed annexed hereto as Appendix 1.3.

             "Transition Support Agreement" means a transition support agreement, between the Parent Seller and the Purchaser, in the form and substance of the transition support agreement annexed hereto as Appendix 1.4.

             "UNITI System" means the software system described in Section 3.21 of the Corporations' Disclosure Schedule.

             "UNITI System Assignment and Assumption Agreement" means an agreement, between BBMC and the Parent Seller in the form and substance of the assignment and assumption agreement annexed hereto as Appendix 1.6.

             Section 1.2      Terms Defined in Other Sections.      The following terms are defined elsewhere in this Agreement in the following Sections:

Antitrust Division	7.1.2
Antitrust Laws	6.8.2
Balance Sheet Refunds and Credits	6.12.6
Base Price	2.2
Basket Amount	9.2.4
BBMC	Lead-in to this Agreement
Businesses	3.1
Cap Amount	9.2.4
CIC Agreement	6.10.5
Closing	2.4
Closing Date	2.4
Company Permits	3.20.1
Competing Transaction	6.11
Compliance Report	6.6.3
Confidential Information	6.6.1
Consolidated Company Employee	6.10.2
Contracts	3.17
Controlled Group Liability	3.16.1
Corporations	Lead-in to this Agreement
Corporations' Disclosure Schedule	3.1
Damages	9.2.1
Decreased Consideration	2.5.2.2
Employment Agreement	3.16.11
Environmental Laws	3.12
Environmental Permit	3.12
ERISA Affiliate	3.16.1
FDA Act	3.5.4
Final Accountant's Report	2.5.3.2 and 2.5.3.3
Final Purchase Price	2.5.1
Financial Statements	3.15.1
FTC	7.1.2
HSR Act	3.5.4
Increased Consideration	2.5.2.1
Indemnified/Indemnifying Party	9.2.3
Independent Entity	6.6.3
Initial Accountant's Report	2.5.3.1
Insurance Policies	3.7
Interim Balance Sheet	3.15.1
Member Company	6.12.2
Multiemployer Plan	3.16.6
Multiple Employer Plan	3.16.6
Parent Purchaser	Lead-in to this Agreement
Parent Seller	Lead-in to this Agreement
Plans	3.16.1
Preliminary Purchase Price	2.2
Proposed Statement	2.5.3.1
Purchaser	Lead-in to this Agreement
Qualified Plans	3.16.3
R.S.I.	Lead-in to this Agreement
Records	6.20.1
Returns	3.8.3
Seller Affiliated Group	6.12.2
Seller Common Parent	6.12.2
Sellers	Lead-in to this Agreement
Severance Plan	6.10.2
Subsidiary Seller	Lead-in to this Agreement
Survival period	9.1.5
Tax Claims	6.12.4
Tax Proceeding	6.12.4
Tax Returns	3.8.3
Tax Survival Period	9.1.4
Third Party Claim	9.3
Withdrawal Liability	3.16.1

             Section 1.3      Interpretation.       Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word "including" means "including without limitation".

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ARTICLE II

Purchase and Sale of Stock

             Section 2.1      Purchase and Sale of the RSI Common Stock and the BBMC Common Stock.      Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, (i) the Parent Seller shall sell, assign, transfer, convey and deliver to the Purchaser an aggregate of one hundred (100) shares of RSI Common Stock, constituting all of the issued and outstanding shares of RSI's capital stock, (ii) the Subsidiary Seller shall sell, assign, transfer, convey and deliver to the Purchaser an aggregate of one thousand (1,000) shares of BBMC Common Stock, constituting all of the issued and outstanding shares of BBMC's capital stock, and (iii) the Purchaser shall pay, and the Parent Purchaser shall cause the Purchaser to pay, the Preliminary Purchase Price to the Sellers and the Escrow Agent in the manner provided for herein.

             Section 2.2      Preliminary Purchase Price.      The purchase price payable by the Purchaser hereunder at the Closing in accordance with Section 2.3 shall consist of cash in an amount equal to (a) one hundred and eighty one million dollars ($181,000,000) (the "Base Price") plus (b) the Estimated Differential if the Estimated Differential is a positive number minus (c) the Estimated Differential if the Estimated Differential is a negative number (such aggregate amount described in clauses (a), (b) and (c), the "Preliminary Purchase Price"). At least two Business Days prior to the Closing Date, the Parent Seller will provide the Purchasers with a written notice setting forth the Estimated Differential and detailing its calculation.

             Section 2.3      Deliveries at the Closing.      Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing:

                          2.3.1      the Parent Seller shall deliver to the Purchaser one or more stock certificates, duly endorsed for transfer, representing 100 shares of RSI Common Stock;

                          2.3.2     the Subsidiary Seller shall deliver to the Purchaser one or more stock certificates, duly endorsed for transfer, representing 1,000 shares of BBMC Common Stock;

                         2.3.3     the Parent Seller and the Purchasers shall execute and deliver the Transition Support Agreement and the Sellers and the Purchasers shall execute and deliver the Escrow Agreement;

                          2.3.4     the Purchaser shall pay, and the Parent Purchaser shall cause the Purchaser to pay, to the Sellers an amount equal to the Preliminary Purchase Price minus ten million dollars ($10,000,000), such aggregate amount to be paid by wire transfer to an account or accounts specified in writing by the Parent Seller; and

                          2.3.5      the Purchaser shall pay, and the Parent Purchaser shall cause the Purchaser to pay, to the Escrow Agent ten million dollars ($10,000,000) of the Preliminary Purchase Price by wire transfer to an account or accounts specified in writing by the Parent Seller after consultation with the Escrow Agent, it being understood that the cash deposited with the Escrow Agent pursuant to this Section 2.3.5 shall be held by the Escrow Agent, and ultimately disbursed by the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement and this Agreement.

             Section 2.4       Closing.      Subject to the rights of the parties to terminate this Agreement in accordance with Article VIII, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 A.M. on the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VII capable of being satisfied prior to the Closing, or at such other time and place as is mutually agreed by the Parent Purchaser and the Parent Seller. The time and date of the Closing are herein called the "Closing Date".

             Section 2.5      Post-Closing Purchase Price Determination.

                          2.5.1      Definition.       The term "Final Purchase Price" means (a) the Base Price plus (b) the amount, if any, by which the Net Asset Value as of the Closing Date (as reflected in the Final Accountant's Report prepared pursuant to this Section 2.5) exceeds the March 31 Value minus (c) the amount, if any, by which the March 31 Value exceeds the Net Asset Value as of the Closing Date (as reflected in the Final Accountant's Report prepared pursuant to this Section 2.5).

                          2.5.2      Adjustments in the Purchase Price.

                                       2.5.2.1      Increased Consideration.       If the Final Purchase Price is greater than the Preliminary Purchase Price, then, as soon as possible after final determination of the Net Asset Value pursuant to this Section 2.5 and calculation of the amount by which the Final Purchase Price exceeds the Preliminary Purchase Price (such excess amount, the "Increased Consideration"), the Purchaser shall pay, and the Parent Purchaser shall cause the Purchaser to pay, to the Sellers, by wire transfer to an account or accounts specified in writing by the Parent Seller, an amount of cash equal to the Increased Consideration plus interest on the Increased Consideration from the Closing Date to the date of such payment at a per annum rate equal to the Borrowing Rate.

                                       2.5.2.2      Decreased Consideration.        If the Final Purchase Price is less than the Preliminary Purchase Price, then, as soon as possible after final determination of the Net Asset Value pursuant to this Section 2.5 and calculation of the amount by which the Preliminary Purchase Price exceeds the Final Purchase Price (such excess amount, the "Decreased Consideration"), the Sellers and the Escrow Agent shall refund the Decreased Consideration to the Purchaser as follows: the Sellers shall pay to the Purchaser, by wire transfer to an account or accounts specified in writing by the Purchaser, an amount of cash equal to ninety four and one half percent (94-1/2%) of the sum of (a) the Decreased Consideration and (b) interest on the Decreased Consideration from the Closing Date to the date of such refund at a per annum rate equal to the Borrowing Rate, and shall cause the Escrow Agent to pay (from the funds held in escrow pursuant to the Escrow Agreement) to the Purchaser, by wire transfer to an account or accounts specified in writing by the Purchaser, an amount of cash equal to five and one half percent (5-1/2%) of the sum of (c) the Decreased Consideration and (d) interest on the Decreased Consideration from the Closing Date to the date of such refund at a per annum rate equal to the Borrowing Rate; provided that the amount of such payment from the "Escrow Account" (as defined in the Escrow Agreement) shall not exceed five million dollars ($5,000,000); provided further, that to the extent that the amount of such payment exceeds five million dollars ($5,000,000) the Sellers shall pay such deficiency to the Purchasers by wire transfer.

                          2.5.3      Accountants' Reports.

                                       2.5.3.1      Proposed Statement and Initial Accountant's Report.      The Sellers shall prepare at their expense, and furnish to the Purchasers, a proposed statement of the Net Asset Value as of the Closing Date, which statement shall include a consolidated balance sheet of the Consolidated Companies prepared in accordance with GAAP (collectively, the "Proposed Statement"), subject to the adjustments set forth in Sections 2.5.4 and 2.5.5. The CPA shall audit the Proposed Statement and shall prepare a special accountant's report (the "Initial Accountant's Report") with respect to the Net Asset Value as of the Closing Date. The Initial Accountant's Report shall include a consolidated balance sheet of the Consolidated Companies as of the Closing Date prepared in accordance with GAAP, subject to the adjustments set forth in Sections 2.5.4 and 2.5.5. As soon as practicable, but, in any event, not more than ninety (90) days after th e CPA receives the Proposed Statement, the Purchasers shall cause the CPA to furnish the Initial Accountant's Report concurrently to the Sellers and the Purchasers, along with a schedule of any adjustments made by the CPA to the Proposed Statement, and shall cause the CPA to make its work papers with respect to the Initial Accountant's Report available to the Sellers no later than the time that the Initial Accountant's Report is so furnished. The Sellers shall cause the Corporations to conduct, and the CPA and the Purchasers shall be afforded the ability to participate in, a physical inventory as of the Closing Date.

                                       2.5.3.2      Time for Objections.       After the CPA shall have furnished the Initial Accountant's Report to the Sellers, if the Sellers object to the Initial Accountant's Report on the grounds that it has not been made in accordance with this Agreement, the Sellers may give written notice of their objection to the Purchasers within thirty (30) days after their receipt of the Initial Accountant's Report. If no such assertion is made within such thirty (30) day period, or if the Purchasers and the Sellers agree upon all matters in dispute within the fifteen (15) day period specified in Section 2.5.3.3, that Initial Accountant's Report, as adjusted to reflect any such agreements, shall be final and binding on all parties hereto for the purpose of determining the Net Asset Value as of the Closing Date and shall be referred to as the "Final Accountant's Report".

                                       2.5.3.3      Dispute Resolution.       The Purchasers and the Sellers will use reasonable efforts to resolve any matters in dispute (with respect to the calculation of the Net Asset Value as of the Closing Date) as rapidly as possible. If the Purchasers and the Sellers are unable to resolve all items in dispute (with respect to the calculation of the Net Asset Value as of the Closing Date) within fifteen (15) days after the Purchasers' receipt of the Sellers' written objection to the Initial Accountant's Report, then those items in dispute shall be submitted for resolution to the Independent Accountant. The Independent Accountant shall resolve such disputes by application of GAAP (subject to the adjustments set forth in Sections 2.5.4 and 2.5.5). The determination of the Independent Accountant with respect to those items in dispute, together with the determinations of the Purchasers and the Sellers with respect to those items not in dispute, shall become the "Final Accountant's Report" and shall be final and binding upon all parties hereto.

                                       2.5.3.4.       Payment of Fees.       The Sellers shall pay the fees of their accountants, and the Purchasers shall pay the fees of the CPA, in connection with the preparation and review of the Initial Accountant's Report and the Final Accountant's Report. The fees and disbursements of the Independent Accountant employed pursuant to the provisions of Section 2.5.3.3 shall be borne one-half by the Purchasers and one-half by the Sellers.

                          2.5.4      Asset Value.       The total assets of the Consolidated Companies shall be determined as of the Closing Date, and shall be determined in accordance with GAAP, except that in the event that an asset is transferred outside the ordinary course of business, between March 31, 2000 and the Closing Date, (a) from one of the Consolidated Companies to the Parent Seller or to a Subsidiary of the Parent Seller or (b) from the Parent Seller or a Subsidiary of the Parent Seller to one of the Consolidated Companies, such asset shall be included in calculating the Net Asset Value only if it was included in determining the March 31 Value.

                          2.5.5      Liability Value.        The total liabilities of the Consolidated Companies shall be determined as of the Closing Date, and shall be determined in accordance with GAAP, except that:

                                       2.5.5.1      the Consolidated Companies' liabilities for Taxes shall be stated without reference to any reserves for potential Tax liabilities, regardless of whether the Consolidated Companies have heretofore recorded any such reserves;

                                         2.5.5.2      no reserves shall be established for any of the matters described in Section 9.2.1(iv); and

                                         2.5.5.3      no severance liability shall be recognized with respect to employees of the Consolidated Companies whose employment is terminated prior to the Closing, provided that responsibility for severance for such employees is assumed by the Parent Seller or a Subsidiary of the Parent Seller other than the Consolidated Companies.

[	TABLE OF CONTENTS	]

ARTICLE III

Representations and Warranties Regarding the Consolidated Companies

             The Corporations and the Sellers jointly and severally represent and warrant to the Purchasers as follows:

             Section 3.1      Organization and Standing; Business.      Each of the Consolidated Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. As of the Closing, each of the Consolidated Companies will be duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in any such jurisdiction would not reasonably be expected to result in a Material Adverse Change with respect to the Consolidated Companies. The Parent Seller has heretofore furnished to the Purchasers a complete and correct copy of the certificate of incorporation and by-laws of each of the Consolidated Companies, each as in effect on the date hereof. None of the Consolidated Companies is in default in any material respect in the performance, observance or fulfillment of any provision of their respective organizational documents. The Sellers have set forth in Section 3.1 of the disclosure schedule that they have delivered to the Purchasers as of the date hereof (the "Corporations' Disclosure Schedule") a brief description of each of the businesses in which the Consolidated Companies are engaged (the "Businesses").

             Section 3.2      Subsidiaries.        The Corporations do not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity or enterprise, except for the Subsidiaries and other entities set forth in Section 3.2 of the Corporations' Disclosure Schedule. Except as set forth in Section 3.2 of the Corporations' Disclosure Schedule, none of the Consolidated Companies is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Consolidated Companies that is not wholly owned, directly or indirectly, by one of the Corporations. Except as set forth in Section 3.2 of the Corporations' Disclosure Schedule, the Corporations own, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing s imilar functions with respect to such Subsidiary) of each of the Subsidiaries and other entities identified in Section 3.2 of the Corporations' Disclosure Schedule. Except as set forth in Section 3.2 of the Corporations' Disclosure Schedule, each of the outstanding shares of capital stock or other ownership interests of each of such Subsidiaries and such other entities is duly authorized, validly issued, fully paid and nonassessable, and, at the Closing, will be owned, directly or indirectly, by the Corporations free and clear of all Encumbrances. Other than as set forth in Section 3.2 of the Corporations' Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities or other equity interests of any Subsidiary or other entity listed in Section 3.2 of the Corporations' Disclosure Schedule, nor are there outstanding any securities or other e quity interests which are convertible into or exchangeable for any shares of capital stock or other equity interests of any such Subsidiary or other entity, and none of the Consolidated Companies has any obligation of any kind to issue any additional securities or grant any additional equity interests of any Subsidiary or other entity listed in Section 3.2 of the Corporations' Disclosure Schedule or to pay for or repurchase any securities or other equity interests of any such Subsidiary or other entity or any predecessor thereof. None of the Consolidated Companies is required to file any reports with the SEC.

             Section 3.3      Corporate Power and Authority.      Each of the Corporations has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Corporation have been duly authorized by all necessary corporate action on the part of such Corporation. This Agreement has been duly executed and delivered by each Corporation and constitutes the legal, valid and binding obligation of each Corporation enforceable against it in accordance with its terms. All Persons who executed this Agreement on behalf of the Corporations have been duly authorized to do so.

             Section 3.4      Capitalization of the Corporations.      BBMC's authorized capital stock consists solely of one thousand (1,000) shares of BBMC Common Stock, all of which shares are issued and outstanding. RSI's authorized capital stock consists solely of one thousand (1,000) shares of RSI Common Stock, one hundred (100) of which shares are issued and outstanding. Each outstanding share of the capital stock of each of the Corporations is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Corporations of any securities of the Corporations, nor are there outstanding any securities that are convertible into or exchangeable for any shar es of capital stock of the Corporations, and neither the Corporations nor any Subsidiary of the Corporations have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Corporations or any predecessor.

             Section 3.5      Conflicts; Consents and Approvals.       Except as set forth in Section 3.5 of the Corporations' Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                         3.5.1      conflict with, or result in a breach of any provision of, the organizational documents of the Corporations;

                          3.5.2      violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of any of the Consolidated Companies under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, arrangement, understanding or other instrument or obligation to which any of the Consolidated Companies is a party;

                          3.5.3       violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Consolidated Companies or any of their respective properties or assets; or

                          3.5.4      require any action or consent or approval of, or review by, or registration or filing by the Corporations or any of their Affiliates with, any third party or any Governmental Authority, other than actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the United States Food, Drug and Cosmetics Act (the "FDA Act") or any state law comparable to the FDA Act;

except in the case of Sections 3.5.2, 3.5.3 and 3.5.4 for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Consolidated Companies or a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

             Section 3.6      No Material Adverse Change; Other Changes.      Except as disclosed in the Financial Statements or in Section 3.6 of the Corporations' Disclosure Schedule, (a) since September 30, 1999, the Consolidated Companies have operated their Businesses only in the Ordinary Course of Business, (b) since September 30, 1999, there has been no change in the business, operations, condition (financial or otherwise), properties, assets, liabilities or results of operations of the Consolidated Companies that could reasonably be expected to constitute a Material Adverse Change with respect to the Consolidated Companies or any event, occurrence or development that could reasonably be expected to have a material adverse effect on the ability of the Corporations or the Sellers to consummate the transactions contemplated hereby, (c) from October 1, 1999 through March 31, 2000, the Consolidated Companies did not engage in any material a ct outside the Ordinary Course of Business (such as, by way of example, a disposition of substantial assets outside the Ordinary Course of Business) which would cause the Consolidated Companies' consolidated financial statements for such period not to be comparable with the Consolidated Companies' consolidated financial statements for the period from October 1, 1998 through March 31, 1999, (d) there has not been any change in accounting methods, principles or practices by the Consolidated Companies except insofar as may have been required by a change in GAAP, or (e) since March 31, 2000, neither the Sellers nor the Consolidated Subsidiaries have engaged in any action which, if done after the date of this Agreement would violate Section 6.3 of this Agreement.

             Section 3.7      Insurance.       The Consolidated Companies are, and since their acquisition by the Parent Seller or its Affiliates have been, covered by insurance in scope and amount customary, adequate and suitable for their Businesses. Section 3.7 of the Corporations' Disclosure Schedule lists each insurance policy and contractual right to indemnification and contribution maintained by or on behalf of or providing coverage to any of the Consolidated Companies since the inception of their Businesses of which Sellers or the Consolidated Companies have any copy or records (the "Insurance Policies"). The Sellers have previously provided the Purchasers with access to all known primary general liability Insurance Policies. All Insurance Policies are operative and in effect, and all premiums due thereon have been paid. The Corporations have complied in all material respects with the terms and conditions of the Insurance Policies to the extent applicable to the Consolidated Companies. With respect to thos e aspects of the Insurance Policies applicable to the Consolidated Companies, no Seller or Consolidated Company has received, (i) with respect to any open or pending claim, any refusal to provide coverage or any notice that a defense will be afforded with a reservation of rights that is not listed in Section 3.7 to the Corporations' Disclosure Schedule, or (ii) any notice of cancellation or any other indication that an insurance policy is no longer in operation and effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. Each of the Consolidated Companies has given notice to the insurer of all claims that may be insured thereby known to the Legal Department responsible for claims or suits against any of the Consolidated Companies or the Risk Manager responsible for insurance coverage for any of the Consolidated Companies. Each of the Consolidated Companies is a "named insured" or an "insured" under the Insurance Policies. None of the Cons olidated Companies or the Sellers has received any written notice, nor has the Parent Seller's risk manager received any oral notification, from any insurer that the consummation of the transactions in which the Parent Seller directly or indirectly acquired each of the Consolidated Companies provides a basis to bar coverage under a provision of an applicable Insurance Policy prohibiting the transfer or assignment of an interest in such Insurance Policy, and no claim made by Parent Seller on behalf of any of the Consolidated Companies has been rejected on such basis. The manner in which the Sellers acquired the Consolidated Companies did not affect, and nothing Parent Seller or the Consolidated Companies has done since such acquisition affected, their right to coverage under the Insurance Policies in a manner that would bar coverage under a provision of an applicable Insurance Policy that prohibits the transfer or assignment of an interest in such Insurance Policy.

             Section 3.8      Taxes.        Except as set forth in Section 3.8 of the Corporations' Disclosure Schedule:

                          3.8.1      The Consolidated Companies (i) have duly filed, or have received valid extensions for the filing of, all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Consolidated Companies prior to the date hereof, all of which foregoing Tax Returns are true and correct in all material respects; (ii) have within the time and manner prescribed by applicable law paid in all material respects or, prior to the Closing Date, will pay in all material respects all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority; (iii) have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid; (iv) are not delinquent in the pay ment of any material Tax and have not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed; and (v) have not received written notice of any material deficiencies for any Tax from any taxing authority, against any of the Consolidated Companies for which there are not adequate reserves. None of the Consolidated Companies is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the Ordinary Course of Business and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to December 31, 1994, all federal income Tax Returns including any of the Consolidated Companies have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. None of the Consolidated Compa nies has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. There are no material liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of any of the Consolidated Companies (other than liens for Taxes not yet due). Since January 1, 1997, no claim has been made in writing by an authority in a jurisdiction where none of Consolidated Companies file Tax Returns that any of the Consolidated Companies is or may be subject to taxation by that jurisdiction. None of the Consolidated Companies has filed an election under Section 341(f) of the Code to be treated as a consenting corporation. None of the Consolidated Companies has any material liability for any Taxes of any Person other than any of the Consolidated Companies under Treas. Reg. 1.1502-6 or any comparable provision of state, local or foreign law, as a transferee or successor, by contract, or o therwise.

                          3.8.2      The Consolidated Companies have, in all material respects, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                          3.8.3      "Tax Returns" or "Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

             Section 3.9      Compliance with Law.        Except as set forth in Section 3.9 of the Corporations' Disclosure Schedule, each of the Consolidated Companies is in compliance in all material respects, and at all times since December 31, 1996 has been in compliance in all material respects, with all applicable law relating to the Consolidated Companies or the Businesses or the Consolidated Companies' properties, except where such non-compliance has been cured prior to the date hereof. Except as disclosed in Section 3.9 of the Corporations' Disclosure Schedule, no investigation or review by any Governmental Authority with respect to any of the Consolidated Companies is pending, or, to the knowledge of the Sellers and the Corporations, threatened, nor has any Governmental Authority indicated in writing, or, to the knowledge of the Sellers and the Corporations orally, an intention to conduct the same, other than those arising in the Ordinary Course of Business of the Consolidated Companies.

             Section 3.10      Intellectual Property.        The Consolidated Companies own or possess, free and clear of any Encumbrance other than a Permitted Encumbrance, adequate valid licenses or other valid rights to use all of their Proprietary Rights, and there has not been any material written or, to the knowledge of the Parent Seller, oral, assertion or claim against any of the Consolidated Companies challenging the validity or the use by any of the Consolidated Companies of any of the foregoing. Other than licenses generally available to the public at reasonable cost and licenses or rights to use set forth in Section 3.10 of the Corporations' Disclosure Schedule, no license or other valid right to use any of the Consolidated Companies' Proprietary Rights is necessary for the use of these Proprietary Rights in substantially the same manner as they are presently used by the Consolidated Companies in the conduct of the Businesses. Except as set forth in Section 3.10 of the Corporations' Disclosure Schedule or with respect to commercially and readily-available third party software, the Consolidated Companies have the right and license to use, copy, modify, create derivative works from and distribute all software programs and technical documentation therefor that are included in the Proprietary Rights. To the knowledge of the Sellers and the Corporations, the conduct of the Businesses as currently conducted by the Consolidated Companies does not conflict with or infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or other intellectual property right of any third party. Except as set forth in Section 3.10 of the Corporations' Disclosure Schedule, to the knowledge of the Sellers and the Corporations, there are no infringements by any third party of any of the Proprietary Rights owned by or licensed by or to any of the Consolidated Companies and no Proprietary Rights of any of the Consolidated Companies are the subject of any pending adm inistrative, judicial or other legal proceeding or other Action.

             Section 3.11.      Title to Properties; Condition and Sufficiency of Assets.        Other than the Transfer Assets, the Consolidated Companies own (with good and marketable title in the case of all real property not subject to lease) free and clear of any Encumbrances or lease all real property, plants, machinery and equipment necessary and sufficient for the conduct of the Businesses of the Consolidated Companies as presently conducted, subject to Permitted Encumbrances and the Encumbrances described in Section 3.11 of the Corporations' Disclosure Schedule. The buildings, plants, structures, and equipment of the Consolidated Companies are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put; and none of such buildings, plants, structures, or equipment is in need of material maintenance or repairs, except for ordinary routine maintenance and repairs.

             Section 3.12      Environmental Matters.        Except for matters disclosed in Schedule 3.12 of the Corporations' Disclosure Schedule, (a) the operations and activities of the Consolidated Companies are in compliance in all material respects with all applicable Environmental Laws and Environmental Permits and all past noncompliance of any of the Consolidated Companies with any Environmental Laws or Environmental Permits that has been resolved with any Governmental Authority has been resolved without any material pending, ongoing or future obligation, cost or liability; (b) the Consolidated Companies and the operations of the Consolidated Companies are not subject to any material existing, pending, or, to the knowledge of the Sellers and the Corporations, threatened Action or inquiry by or before any court or Governmental Authority under any Environmental Law; (c) there has been no release of any Regulated Substance into the environment by any of the Consolidated Companies or in connection with their present and past operations, other than releases which comply in all material respects with all Environmental Laws; (d) to the knowledge of the Sellers and the Corporations, there has been no exposure of any Person or property to any Regulated Substance in connection with the activities and operations of the Consolidated Companies, except for exposure that complies in all material respects with all Environmental Laws and Environmental Permits; and (e) the Parent Seller has made available to the Purchasers all internal and external environmental audits and reports (in each case, relevant to the Consolidated Companies) prepared since January 1, 1994 in the possession of any of the Consolidated Companies. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened relea ses of Regulated Substances into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law. None of the Consolidated Companies has been notified in writing by a Governmental Authority or any other Person that it may be, and, to the knowledge of the Sellers and the Corporations none of the Consolidated Companies is, a Potentially Responsible Party concerning sites listed on the National Priority List under CERCLA or any state equivalent. To the knowledge of the Sellers and the Corporations, there is no hazardous waste treatment, storage or disposal facility or underground storage tanks located on any property owned by any of the Consolidated Companies. None of the Consolidated Companies is engaged in product sterilization on any of its properties. None of the Consolidated Companies is subject to any ongoing remedial activities or proceedings related to any of their present or former properties.

             Section 3.13      Litigation.        Except as set forth in Section 3.13 of the Corporations' Disclosure Schedule or in any report heretofore filed by the Seller with the SEC, there is no material Action pending, and, to the knowledge of the Sellers and the Corporations, no material Action or Claim threatened, against any of the Consolidated Companies or any executive officer or director of the Consolidated Companies in their capacity as such. Except as set forth in Section 3.13 of the Corporations' Disclosure Schedule, none of the Consolidated Companies is subject to any material outstanding order, writ, injunction or decree. Except as set forth in Section 3.13 of the Corporations' Disclosure Schedule, since September 30, 1999, none of the Consolidated Companies has been subject to any outstanding order, writ, injunction or decree relating to the Consolidated Companies' methods of doing business or the Consolidated Companies' relationships with past, existing or future users or purchasers of any goods or services of any of the Consolidated Companies.

             Section 3.14      Brokerage and Finder's Fees; Expenses.       Except as set forth on Section 3.14 of the Corporations' Disclosure Schedule, neither the Sellers nor any of the Consolidated Companies nor any stockholder, director, officer or employee thereof, has incurred, or will incur on behalf of any of the Consolidated Companies, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

             Section 3.15      Financial Statements.

                          3.15.1      Section 3.15 of the Corporations' Disclosure Schedule contains the following annual and interim consolidated financial statements of the Consolidated Companies: the consolidated balance sheets of the Consolidated Companies as of September 30, 1999 and 1998 and the related consolidated statements of income and changes in stockholders' equity of the Consolidated Companies for the years ended September 30, 1999, 1998 and 1997 and the consolidated balance sheet of the Consolidated Companies as of March 31, 2000 (the "Interim Balance Sheet") and the related consolidated statement of income of the Consolidated Companies for the six month periods ended March 31, 2000 and 1999. The financial statements delivered pursuant to this Section 3.15.1 are hereinafter referred to as the "Financial Statements". The Financial Statements fairly present the consolidated financial condition and changes in stockholders' equity of the Consolidated Companies and the consolidate d results of the Consolidated Companies' operations as at the dates and for the periods to which they apply, as the case may be, and such statements have been prepared in conformity with GAAP (except as may otherwise be indicated in the notes thereto and except that certain footnotes required by GAAP with respect to interim periods have been omitted). The Financial Statements for all interim periods include all adjustments (subject only to normal year-end adjustments) necessary for a fair presentation of the Consolidated Companies' consolidated financial position and results of operations.

                          3.15.2      No unrecorded funds or assets of the Consolidated Companies have been established for any purpose; no accumulation or use of the funds of the Consolidated Companies has been made without being properly accounted for in the respective books and records of the Consolidated Companies; all payments by or on behalf of the Consolidated Companies have been duly and properly recorded and accounted for in the Consolidated Companies' books and records; no false or artificial entry has been made in the books and records of the Consolidated Companies for any reason; no payment has been made by or on behalf of the Consolidated Companies with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Consolidated Companies have not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift , bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any Person, to secure business or to pay for business secured.

                          3.15.3      No operations have been discontinued by the Consolidated Companies within the last five (5) years, other than Sentry Medical Systems, Inc., an Illinois corporation ("SMSI"), the operations of which were discontinued in January, 2000.

                          3.15.4      The accounts and notes receivable of the Consolidated Companies as of the date of this Agreement and any accounts and notes receivable arising between the date hereof and Closing Date are or will be valid and legally binding, represent or will represent sales actually made (net of all applicable credits and/or rebates), and arose or will arise in the Ordinary Course of Business of the Consolidated Companies.

                          3.15.5      (i) The inventories of the Consolidated Companies as of March 31, 2000 as reflected in the Interim Balance Sheet consist of a quality and quantity usable and merchantable in the Ordinary Course of Business, except for obsolete or damaged items or items of below-standard quality, which in all material respects have been written off or written down to their fair market value on or before March 31, 2000; (ii) all inventories as of such date not written off have been priced at the lower of cost or market on a LIFO basis; and (iii) neither the Sellers nor the Corporations knows or, as of the Closing, will know of any situations material to the Consolidated Companies in which the Consolidated Companies had, as of March 31, 2000 or will have as of the Closing Date, quantities of any type of inventory that were not reasonable under the then current circumstances of the Company.

             Section 3.16      Employee Benefit Plans.

                          3.16.1      For purposes of this Section 3.16, the following terms have the definitions given below:

                          "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and the portability and nondiscrimination requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans.

                          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is or was at the relevant time a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(13) of ERISA.

                          "Plans" means all written and material unwritten employee benefit plans, programs, policies, practices and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, and whether covering one Person or more than one Person, sponsored or maintained by any of the Consolidated Companies or to which any of the Consolidated Companies contributes or is obligated to contribute, or under which any current or former employee of any of the Consolidated Companies is entitled to any compensation benefits (whether or not contingent) as a result of service to any of the Consolidated Companies, including all "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA and all "employee pension benefit plans" within the meaning of Section 3(2).

                          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                          3.16.2      Section 3.16(b) of the Corporations' Disclosure Schedule includes a complete list of all Plans. With respect to each Plan, the Parent Seller has provided to the Purchasers a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the two most recent Annual Reports (Forms 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent determination letter from the Internal Revenue Service, and (vi) the most recent actuarial report. Except as specifically provided in the foregoing documents provided to the Purchasers, there are no amendments to any Plan that have been adopted or approved nor has any of the Consolidated Companies undertaken to make any such amendments or to adopt or approve any new Plan.

                          3.16.3      Except as set forth in Section 3.16(c) of the Corporations' Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), and, to the knowledge of the Sellers and the Corporations, no circumstance exists nor has any event occurred that could adversely affect the qualified status of any Qualified Plan or the related trust in a manner that cannot be cured without any material cost or liability to the Consolidated Companies.

                          3.16.4      All contributions required to be made by any of the Consolidated Companies to any Plan by any applicable laws or by any plan document or other contractual undertaking, and all premiums due from or payable by the Consolidated Companies with respect to insurance policies funding any Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the Closing Date will be made or paid in full on or before the final due date thereof. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of Section 419 of the Code or (ii) is unfunded.

                          3.16.5      Each of the Consolidated Companies has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of any of the Consolidated Companies under ERISA or the Code.

                          3.16.6      Except as set forth in Section 3.16(f) of the Corporations' Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor have any of the Consolidated Companies or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan described in Section 3.16(f) of the Corporations' Disclosure Schedule: (i) neither any of the Consolidated Companies nor any of their ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) if any of the Consolidated Companies or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred; and (iii) neither any of the Consolidated Companies nor any of their ERISA Affiliates has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, be insolvent, or be terminated. Except for Multiemployer Plans described in Section 3.16(f) of the Corporations' Disclosure Schedule, no qualified plan maintained by any of the Consolidated Companies or any of their respective ERISA Affiliates is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

                          3.16.7      The Consolidated Companies have not incurred any Controlled Group Liability. No circumstance exists, and no event has occurred, that would result in, any material Controlled Group Liability that would be a liability of any of the Consolidated Companies following the Closing. Without limiting the generality of the foregoing, neither any of the Consolidated Companies nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4203 of ERISA.

                          3.16.8      Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 3.16(h) of the Corporations' Disclosure Schedule, none of the Consolidated Companies has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                          3.16.9      Except as disclosed in Section 3.16(i) of the Corporations' Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of any of the Consolidated Companies. Without limiting the generality of the foregoing, except as set forth in Section 3.16(i) of the Corporations' Disclosure Schedule, no amount paid or payable by any of the Consolidated Companies in connection with the transactions contemplated by this Agreement either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                          3.16.10      Except as disclosed in Section 3.16(j) of the Corporations' Disclosure Schedule, there are no pending or, to the knowledge of the Sellers or any of their respective ERISA Affiliates, threatened claims (other than claims for benefits in the Ordinary Course of Business), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans, which could reasonably be expected to result in any material liability of the Consolidated Companies to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, or any Multiemployer Plan or any other party.

                          3.16.11      Section 3.16(k) of the Corporations' Disclosure Schedule sets forth a list of each employment, severance, consulting or similar agreement under which any of the Consolidated Companies is or could become obligated to provide compensation or benefits in excess of $200,000 in any one calendar year (each, an "Employment Agreement"), and the Parent Seller has provided to the Purchasers a copy of each Employment Agreement.

             Section 3.17      Contracts.        Section 3.17 of the Corporations' Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments that exist as of the date hereof other than Plans (each a "Contract") to which any of the Consolidated Companies is a party and that fall within any of the following categories: (a) material customer and supplier agreements, (b) agreements with product vendors and suppliers that obligate such vendors and suppliers to market or support particular products, (c) Contracts not entered into in the Ordinary Course of Business other than those that are not material to the Businesses and are insignificant in amount of consideration payable by the Consolidated Companies thereunder, (d) joint venture and partnership agreements, (e) Contracts containing covenants purporting to limit the freedom of any of the Consolidated Companies to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts t hat, by their terms, after the Closing Date would have the effect of limiting the freedom of the Purchasers or their Affiliates to compete in any line of business in any geographic area or to hire any individual or group of individuals or to acquire any Persons or assets, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of one million dollars ($1,000,000), (h) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $1,000,000, letters of credit or other agreements or instruments of any of the Consolidated Companies or commitments for the borrowing or the lending of amounts in excess of one million dollars ($1,000,000) by any of the Consolidated Companies or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of any of the Consolidated Companies with an aggregate value in excess of one hundred thousand dollars ($100,000) and (i) Contracts providing for "earn-outs" or other c ontingent payments by any of the Consolidated Companies involving more than one hundred thousand dollars ($100,000) over the term of the Contract. Except with respect to Contracts identified as unsigned in Section 3.17 of the Corporations' Disclosure Schedule, the significant terms of each of the Contracts are in full force and effect and are valid and enforceable. None of the Consolidated Companies is party to a supply or marketing agreement related to any products that applies to Persons who, on the date of this Agreement or at or after the Closing Date are, Affiliates of the Consolidated Companies and is not terminable within ninety (90) days by such Consolidated Company.

             Section 3.18      Labor Matters.        Except as set forth in Section 3.18 of the Corporations' Disclosure Schedule, none of the Consolidated Companies has any consulting agreements providing for compensation of any individual in excess of one hundred and fifty thousand dollars ($150,000) annually, or any collective bargaining agreements with any Persons employed by any of the Consolidated Companies or any Persons otherwise performing services primarily for any of the Consolidated Companies. There is no labor strike, dispute or stoppage pending or, to the knowledge of the Sellers and the Corporations, threatened against any of the Consolidated Companies, and none of the Consolidated Companies has experienced any labor strike, dispute or stoppage since September 30, 1998. To the knowledge of the Sellers and the Corporations, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other material labor dispute.

             Section 3.19      Undisclosed Liabilities.      Except (i) as and to the extent disclosed or reserved against on the Interim Balance Sheet, (ii) as incurred after the date of the Interim Balance Sheet in the Ordinary Course of Business and not prohibited by this Agreement, (iii) as shall be reflected in the Final Accountant's Report, (iv) as arise on or after the Closing Date pursuant to agreements in effect as of the Closing Date and (v) as set forth in Section 3.19 of the Corporations' Disclosure Schedule, the Consolidated Companies do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, result or would result in a Material Adverse Change with respect to the Consolidated Companies. None of the Consolidated Companies has or will have any liability, whether known or unknown, accrued, con tingent or otherwise, whether due or to become due, related to the Corporations' arrangement or understanding with DeRoyal Industries.

             Section 3.20      Permits; Compliance.

                          3.20.1      Each of the Consolidated Companies is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its Business as it is now being conducted (collectively, the "Company Permits"), and there is no material Action pending, or, to the knowledge of the Sellers and the Corporations, material Action or Claim threatened regarding any of the Company Permits. None of the Consolidated Companies is in conflict in any material respect with, or in default in any material respect (or would be in default in any material respect with the giving of notice, the passage of time, or both) with, or in violation in any material respect of, any of the Company Permits.

                          3.20.2      To the knowledge of the Sellers and the Corporations, none of the Consolidated Companies or any of their officers (during the term of such Person's employment by any of the Consolidated Companies) has made any untrue statement of a material fact or fraudulent statement to any Governmental Authority or failed to disclose a material fact required to be disclosed to any Governmental Authority in connection with or relating to any Company Permits or other permitting matters.

             Section 3.21      UNITI System.        The description of the UNITI System in Section 3.21 of the Corporations' Disclosure Schedule is accurate in all material respects. The components of the UNITI System described in Section 3.21 of the Corporations' Disclosure Schedule that are not set forth in Appendix 1.5 annexed hereto have been implemented in the operation of the Businesses by the Consolidated Companies.

             Section 3.22      Entire Business.        The Consolidated Companies constitute all of the Persons engaged in the business of selling or distributing medical, surgical or laboratory supplies and products by the Parent Seller or any of its Affiliates within the Territory, except to the extent disclosed in Section 3.22 of the Corporations' Disclosure Schedule.

             Section 3.23      March 31 Value.        Section 3.23 of the Corporations' Disclosure Schedule sets forth the manner in which the March 31 Value was calculated. The assets included in the March 31 Value reflect substantially all of the business assets (other than leased assets) that were used by the Consolidated Companies in the Businesses on March 31, 2000, other than a facility in Mobile, Alabama and the Transfer UNITI Items. The March 31 Value does not reflect any reserves of the types described in Sections 2.5.5.1 and 2.5.5.2. The March 31 Value does not reflect any liability for severance obligations that have been assumed by the Parent Seller or a Subsidiary of the Parent Seller other than the Consolidated Companies.

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ARTICLE IV

Representations and Warranties Regarding the Sellers

             The Sellers represent and warrant to the Purchaser as follows:

             Section 4.1      Organization and Qualification of the Sellers.        Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, with full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently owned, leased and conducted.

             Section 4.2      Corporate Power and Authority.      Each of the Sellers has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Sellers have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms. All Persons who executed this Agreement on behalf of the Sellers have been duly authorized to do so.

             Section 4.3      Conflicts; Consents and Approvals.      Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:

                        4.3.1      conflict with, or result in a breach of any provision of, the certificate of incorporation or by-laws of the Sellers;

                          4.3.2      violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Sellers under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, arrangement or understanding or other instrument or obligation to which either of the Sellers is a party;

                          4.3.3      violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers or any of their properties or assets; or

                          4.3.4      require any action or consent or approval of, or review by, or registration or filing by the Sellers or any of its affiliates with, any third party or any Governmental Authority, other than (i) actions required by the HSR Act, the FDA Act or any state law comparable to the FDA Act and (ii) consents or approvals of any third party or Governmental Authority set forth in Section 3.5 of the Corporations' Disclosure Schedule;

except as contemplated by Section 7.1.5 with respect to the Order and except in the case of Sections 4.3.2, 4.3.3 and 4.3.4 for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Sellers and the Consolidated Companies or a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

             Section 4.4      Ownership of Shares.        The Parent Seller owns all of the outstanding shares of RSI Common Stock beneficially and of record. The Subsidiary Seller owns all of the outstanding shares of BBMC Common Stock beneficially and of record. At the Closing, the Parent Seller will own all of the outstanding shares of RSI Common Stock and the Subsidiary Seller will own all of the outstanding shares of BBMC Common Stock, in each case free and clear of any Encumbrances. There are no voting trust arrangements, shareholder agreements or other agreements (a) granting any option, warrant or right of first refusal with respect to the RSI Common Stock or the BBMC Common Stock to any Person, (b) restricting the right of the Parent Seller to sell the RSI Common Stock to the Purchaser or the right of the Subsidiary Seller to sell the BBMC Common Stock to the Purchaser, or (c) restricting any other right of the Parent Seller with respect to the RSI Common Stock or any other right of the Subsidiary Seller with respect to the BBMC Common Stock. Except as set forth in Section 3.5 of the Corporations' Disclosure Schedule (with respect to consents to be sought prior to the Closing Date), the Parent Seller has the sole, absolute and unrestricted right, power and capacity to sell, assign and transfer all of the outstanding shares of RSI Common Stock to the Purchaser free and clear of any Encumbrances and the Subsidiary Seller has the sole, absolute and unrestricted right, power and capacity to sell, assign and transfer all of the outstanding shares of BBMC Common Stock to the Purchaser free and clear of any Encumbrances (subject to approval by its sole stockholder, the Parent Seller, which approval shall be obtained at or before Closing). Upon delivery to the Purchaser of the certificates representing the outstanding shares of RSI Common Stock and BBMC Common Stock at the Closing in exchange for the consideration to be delivered by the Purchaser at the Closing, the Purchaser will acquire good, valid and marketable title to s uch shares, free and clear of any Encumbrances of any kind (except for restrictions created by the Purchaser and restrictions imposed generally by applicable securities laws).

             Section 4.5      Brokers.        With the exception of Credit Suisse First Boston Corp., no Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Sellers in connection with this Agreement or any of the transactions contemplated hereby. The fees and expenses of Credit Suisse First Boston Corp. are the sole responsibility of, and shall be paid by, the Sellers.

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ARTICLE V

Representations and Warranties Regarding the Purchasers

             The Purchasers represent and warrant to the Sellers and the Corporations as follows:

             Section 5.1      Organization and Standing.      The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Parent Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Purchasers is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to result in a Material Adverse Change with respect to the Purchasers and their Subsidiaries.

             Section 5.2      Corporate Power and Authority.      Each of the Purchasers has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Purchasers have been duly authorized by all necessary corporate action on the part of each of the Purchasers. This Agreement has been duly executed and delivered by each of the Purchasers and constitutes the legal, valid and binding obligation of each of the Purchasers enforceable against it in accordance with its terms. All Persons who executed this Agreement on behalf of each of the Purchasers have been duly authorized to do so.

             Section 5.3      Conflicts; Consents and Approvals.      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                          5.3.1      conflict with, or result in a breach of any provision of, each Purchaser's certificate of incorporation, by-laws, code of regulations or other organizational documents;

                          5.3.2      violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of either of the Purchasers or their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which either of the Purchasers or any of their Subsidiaries is a party;

                          5.3.3      violate any order, writ, injunction, decree, statute, rule or regulation applicable to either of the Purchasers or any of their respective Subsidiaries or any of their respective properties or assets; or

                          5.3.4      require any action or consent or approval of, or review by, or registration or filing by either of the Purchasers or any of its Affiliates with, any third party or any Governmental Authority, other than actions required by the HSR Act;

except as contemplated by Section 7.1.5 with respect to the Order and except in the case of Sections 5.3.2, 5.3.3 and 5.3.4 for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Purchasers and their Subsidiaries or a material adverse effect on the ability of either of the Purchasers to consummate the transactions contemplated hereby.

             Section 5.4      No Material Adverse Change; Other Changes.      Except as disclosed in any report filed by the Parent Purchaser with the SEC prior to the date of this Agreement, since March 31, 2000, there has been no change in the assets, liabilities, results of operations or financial condition of the Purchasers or their Subsidiaries which would have a material adverse effect on the ability of the Purchasers or the Sellers to consummate the transactions contemplated hereby.

             Section 5.5      Brokers.        No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Purchasers in connection with this Agreement or any of the transactions contemplated hereby.

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ARTICLE VI

Covenants and Agreements

             Section 6.1      Access and Information.

                          6.1.1      Prior to the Closing, the Purchasers shall be entitled to make or cause to be made such investigation of the Consolidated Companies, including environmental testing, including the testing of soil, water and air and other samples, and the financial and legal condition thereof, as each of the Purchasers deems necessary or advisable, and the Corporations and the Sellers shall cooperate with any such investigation; provided, however, in the case of any such environmental testing on properties leased to any of the Consolidated Companies or their Affiliates, such testing shall be conducted, if at all, subject to the terms of the applicable lease. In furtherance of the foregoing, but not in limitation thereof, the Sellers and the Corporations shall (a) permit the Purchasers and their agents and representatives or cause them to be permitted to have full and complete access to the premises, books and records of the Consolidated Companies upon reasonable not ice during regular business hours, (b) furnish or cause to be furnished to the Purchasers such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Consolidated Companies as the Purchasers shall request from time to time and (c) cause their accountants (subject to the execution of such documents as shall be reasonably requested by such accountants) to furnish to the Purchasers and the Purchasers' accountants access to all work papers relating to the Consolidated Companies for any of the periods covered by any financial statements delivered to the Purchasers pursuant to this Agreement. Prior to the Closing, the Purchasers shall not (and shall cause their Subsidiaries not to) use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the transactions described in this Agreement, except to the extent required by law. Except with respect to publicly available documents, in the event that this Agreement is terminated, th e Purchasers will deliver to the Parent Seller all documents obtained by the Purchasers from the Consolidated Companies or the Sellers in confidence and any copies thereof in the possession of the Purchasers or their agents and representatives or, at the option of the Purchasers, the Purchasers shall cause all of such documents and all of such copies to be destroyed and the Purchasers shall certify the destruction thereof to the Corporations and the Sellers.

                          6.1.2      No investigation by either party of the other heretofore or hereafter made shall modify or otherwise affect (a) any representations and warranties of the Corporations or the Sellers on the one hand, or of the Purchasers on the other hand, made pursuant to this Agreement, which representations and warranties shall survive any such investigation to the extent provided herein, or (b) the conditions to the obligations of the Purchasers or the Sellers to consummate the transactions contemplated hereby.

             Section 6.2      Affirmative Covenants.        Prior to the Closing, except as otherwise expressly provided herein, each of the Corporations shall (and the Corporations shall cause each of their Subsidiaries to):

                          6.2.1      conduct its business only in the Ordinary Course of Business;

                        6.2.2      keep in full force and effect its corporate existence and all material rights, franchises, Proprietary Rights, goodwill and rights to indemnification or contribution relating or obtaining to the Businesses;

                          6.2.3      use all commercially reasonable efforts to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

                          6.2.4      maintain its Proprietary Rights so as not to materially and adversely affect the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; and in the event of any material casualty, loss or damage to any of its assets, repair or replace such assets with assets of comparable quality;

                          6.2.5      maintain its books, accounts and records in accordance with GAAP; and

                          6.2.6      maintain in effect all of the Insurance Policies.

             Section 6.3      Negative Covenants.        Prior to the Closing, without the prior written consent of the Purchaser or as otherwise expressly provided herein, each of the Corporations will not, the Corporations will cause each of their Subsidiaries not to, and each of the Sellers will not:

                          6.3.1      take any action or omit to take any action that would result in any of the Consolidated Companies': (a) incurring any trade accounts payable outside of the Ordinary Course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased by any of the Consolidated Companies in the Ordinary Course of Business; (b) increasing any of the Consolidated Companies' indebtedness for borrowed money except in the Ordinary Course of Business; (c) guaranteeing the obligations of any Person other than Consolidated Companies that are wholly owned, directly or indirectly, by the Corporations; (d) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (e) increasing or decreasing the rate of compensation of or paying any unusual compensation to any officer, employee or consultant of any of the Consolidated Companies (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice and reasonable stay-pay arrangements that either (x) will not be a liability of the Consolidated Companies or the Purchasers after the Closing or (y) are consented to in writing by the Parent Purchaser); (f) entering into or materially amending any collective bargaining agreement; (g) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of the Corporations; (h) selling, transferring, leasing, pledging, mortgaging, encumbering or disposing of any assets otherwise than in the Ordinary Course of Business of the Consolidated Companies; (i) issuing any shares of the capital stock of any kind of any of the Consolidated Companies or issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments t o issue, or contracts or any other agreements obligating any of the Consolidated Companies to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares; (j) amending, adopting or entering into any written Plan or written Employment Agreement; (k) making any change in the certificate of incorporation or by-laws of the Consolidated Companies; (l) modifying, releasing, amending, terminating, supplementing or otherwise changing any of the material Contracts of the Consolidated Companies without the consent of the Purchasers, which consent shall not be unreasonably withheld, conditioned or delayed; (m) take any action that would render any of the representations and warranties of the Sellers and the Corporations contained herein false or incorrect in any material respect; (n) except with respect to the submission of valid claims by the Parent Seller or any of its Subsidiaries, taking any action that is designed or intended to adversely af fect in any material respect the rights to coverage of any Consolidated Company under any Insurance Policy after the Closing; or (o) agreeing to do any of the foregoing;

                          6.3.2      incur or create any Encumbrances on the RSI Common Stock, the BBMC Common Stock, or any of the Consolidated Companies properties or assets (other than Permitted Encumbrances on such properties or assets) ;

                          6.3.3      except as contemplated herein, take any action or omit to take any action that would prejudice the Purchaser's rights to consummate each of the transactions contemplated by this Agreement;

                          6.3.4      take or omit to be taken any action, or permit its Subsidiaries to take or to omit to take any action, that could reasonably be expected to result in a Material Adverse Change with respect to the Consolidated Companies; or

                          6.3.5      agree or commit to take any action precluded by this Section 6.3.

             Section 6.4      Negative Covenants.        Prior to the Closing, without the prior written consent of the Parent Seller or as otherwise expressly provided herein, the Purchasers will not and the Parent Purchaser will cause its Subsidiaries not to, take any action or omit to take any action (or agree to do the foregoing) which would prejudice the Sellers' rights to consummate each of the transactions contemplated by this Agreement

             Section 6.5      Closing Documents.        The Corporations and the Sellers shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Purchaser the documents or instruments described in Sections 7.1 and 7.2. The Purchasers shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Sellers, the documents or instruments described in Sections 7.1 and 7.3.

             Section 6.6      Non-Competition and Confidentiality Agreement.

                          6.6.1      For a period of three (3) years after the Closing Date, the Sellers will not, and the Sellers will cause their Subsidiaries not to, (a) directly or indirectly, in the Territory, engage in a Competing Business or (b) use for their own benefit or divulge or convey to any third party any Confidential Information (as hereinafter defined) relating to any of the Consolidated Companies. For purposes of this Agreement, the Sellers and their Subsidiaries shall not be deemed to have violated clause (a) of this Section 6.6.1 in the event that (i) the Sellers or their Subsidiaries acquire the capital stock or a substantial portion of the assets of a Person whose revenues during its last fiscal year attributable to a Competing Business (A) are less than $55,000,000, and (B) represent less than 30% of the aggregate revenues of such Person during its last fiscal year, (ii) the Sellers promptly offer to sell such portion (the "Offending Portion") of the Person that either constitutes the Competing Business or that precludes such acquisition from being excluded from the operation of this Section 6.6.1 by virtue of the definition of the term "Competing Business", to the Parent Purchaser on commercially reasonable terms at a price that is either agreed upon by the Sellers and the Parent Purchaser or is determined by a valuation firm mutually acceptable to the Sellers and the Parent Purchaser to represent the fair market value of the Offending Portion and (iv) if the Parent Purchaser does not, or is not permitted by law to, accept such offer, the Sellers use all reasonable commercial efforts to dispose of such Offending Portion promptly. For purposes of this Agreement, the Sellers shall not be deemed to have violated clause (b) of this Section 6.6.1 if any of the Sellers or their Subsidiaries receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority, and su ch Seller or Subsidiary, to the extent not inconsistent with such request: (a) notifies the Purchasers promptly of the existence, terms, and circumstances surrounding such request; (b) consults with the Purchasers on the advisability of taking legally available steps (at Purchasers' cost and expense) to resist or narrow such request; and (c) if disclosure of any Confidential Information is required to prevent such Seller or Subsidiary from being held in contempt or becoming subject to any other penalty, to furnish only such portion of the Confidential Information as it reasonably determines such Seller or Subsidiary is legally obligated to disclose and to exercise all commercially reasonable efforts (at Purchasers' cost and expense) to obtain an order or other reliable assurance that confidential treatment will be afforded to the disclosed Confidential Information. For purposes of this Agreement, "Confidential Information" consists of all information, knowledge or data relating to any of the Consolidated Co mpanies including customer and supplier lists, formulae, know-how, processes, trade secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of the Consolidated Companies not in the public domain or otherwise publicly available which are or were treated as confidential by the Consolidated Companies. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither the Sellers nor their Subsidiaries, directly or indirectly cause such information to enter the public domain.

                          6.6.2        The Sellers acknowledge that the restrictions contained in Section 6.6.1 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any breach by the Sellers of any provision of this Section 6.6 will result in irreparable injury to the Purchaser. The Sellers acknowledge that, in addition to all remedies available at law, the Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from any such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate.

                          6.6.3        The parties acknowledge and agree that in order to confirm compliance with the limitations under Section 6.6.1(a), it may be necessary to review competitively sensitive information relating to the Parent Seller and/or its Subsidiaries, and the parties further acknowledge and agree that the Purchasers shall not under any circumstances be given access to competitively sensitive information in connection with any matter pertaining to compliance with the provisions of Section 6.6.1(a), including any matter pertaining to any of the definitions herein applicable to such compliance. In order to prevent such access and to permit Purchasers to confirm such compliance, if the Purchasers shall reasonably dispute compliance by the Parent Seller or its Subsidiaries with any aspect of Section 6.6.1(a) and the Parent Seller shall reasonably determine that resolution of such dispute requires the analysis of competitively sensitive information, then the Purchasers shall retain an independent third party (an "Independent Entity"), which shall be given access only to such competitively sensitive information as such Independent Entity shall reasonably deem necessary to calculate or otherwise determine such compliance. For purposes of this Agreement, an "Independent Entity" shall be a third party mutually acceptable to the Parent Seller and the Parent Purchaser selected jointly by the Parent Seller and the Parent Purchaser to resolve the specific dispute that has arisen under Section 6.6.1(a), which third party need not be the Independent Accountant or an entity that has been called upon to resolve any other dispute that may have arisen under Section 6.6.1(a). The Independent Entity shall review such information as it shall deem relevant to the applicable dispute, determine compliance, and issue a report (a "Compliance Report") to both the Parent Purchaser and the Parent Seller stating only (a) its conclusion of whether or not the Parent Seller and its Subsidiaries complied with the relevant provisions of this Agreement and (b) in summary form, stating the relevant limitations and the actual results compared to such limitations. The Compliance Report shall be final and binding upon the parties hereto with respect to the calculations made thereunder and shall be subject to judicial review solely with respect to the interpretation of the terms of this Agreement and not with respect to the calculations required by such terms. The fees and disbursements of such Independent Entity shall be shared equally by the Parent Purchaser and the Parent Seller. Prior to being given access to any competitively sensitive information, the Independent Entity shall be required to execute a confidentiality agreement in form and substance reasonably satisfactory to the Parent Seller. The Purchasers shall not commence an action to challenge or enforce the provisions of Section 6.6.1(a) later than the third anniversary of the Closing Date, and in any such action, the Purchasers shall not be permitt ed to discover, inspect or examine or have introduced into evidence, any competitively sensitive information pertaining to the Parent Seller or its Subsidiaries other than the Compliance Report.

             Section 6.7      Reasonable Efforts; Further Assurances.       Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The Corporations, the Sellers and the Purchasers will use all reasonable efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement or to obtain any licenses required, necessary or advisable in connection with the operation of any of the Businesses, the Sellers shall, upon Purchasers' reasonable request and at Purchasers' expense, take such commercially reasonable steps as the Purchasers shall request.

             Section 6.8      Certain Covenants.

                          6.8.1      Each of the Purchasers and each of the Sellers shall (a) make or cause to be made the filings required of such party or any of its subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) business days after the date of this Agreement, (b) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or chang es suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as hereinafter defined) with respect to any such filing or any such transaction. Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. The Sellers and the Purchasers may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.8 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Sellers or the Purchasers as the case may be) or its legal counsel.

                          6.8.2      Each of the Purchasers and the Sellers shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Purchasers and each of the Sellers shall cooperate and use all reasonable efforts vigorously to contest a nd resist any such action or proceeding, including any Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement the Purchasers and the Sellers decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party's right to terminate this Agreement pursuant to Section 8.1, so long as such party has up to then complied in all material respects with its obligations under this Section 6.8. Each of the Purchasers and each of the Sellers shall use all reasonable efforts to take such action as may be required to cause the ex piration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                          6.8.3      Notwithstanding anything to the contrary in this Agreement, neither the Purchasers nor the Sellers shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, provided, however, that unless the Purchasers and the Sellers otherwise agree, if required to avoid an HSR Authority instituting an action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement, the Purchasers shall agree to hold separate (including by trust or otherwise) or divest any of the Businesses or assets of the Consolidated Companies, or take or agree to take any action or agree to any limitation with regard to the Businesses or assets of the Consolidated Companies required to avoid an HSR Authority's instituting an action challenging the transactions under this Agreement under the Antitrust La ws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated hereby unless such action would be materially adverse to the Purchasers (judging materiality in terms of the size of the Consolidated Companies and not in terms of the Purchasers and their Subsidiaries) or would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from consummation of the transactions contemplated hereby. Notwithstanding any other provision of this Section 6.8, no party shall be required to (a) waive any of the conditions to the Closing set forth in Article VII as they apply to such party, or (b) divest any of their respective businesses or assets if the divestitures would be required to be consummated prior to the Closing.

             Section 6.9      Notification by the Parties.      Each party hereto shall promptly inform the other party hereto in writing if, prior to the consummation of the Closing, any of the representations and warranties made by such party in this Agreement cease to be accurate and complete in all material respects (except for any representation and warranty that is qualified hereunder as to materiality or as to a Material Adverse Change, as to which such notification shall be given if the Sellers or the Corporations obtain knowledge that such representation and warranty is inaccurate in any respect).

             6.10      Employees and Employee Benefits.

                          6.10.1      From and after the Closing Date, the Purchasers shall treat all service by Consolidated Company Employees (as defined below) with the Sellers, the Consolidated Companies, any of the Parent Seller's other Subsidiaries and their respective predecessors prior to the Closing Date for purposes of vesting and eligibility for benefits as service with Purchasers (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Consolidated Company Employees participate after the Closing Date, the Purchasers shall waive or cause to be waived any pre-existing condition exclusions (provided, however, that no such waiver shall apply to a pre-existing condition of any Consolidated Company Employee who was, as of the Closing Date, excluded from participation in a benefit plan of the Parent Seller or its Subsidiaries by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Closing Date by a Consolidated Company Employee or a Consolidated Company Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of the Purchasers and subsidiaries of the Purchasers. In addition, the Purchasers shall provide, or cause to be provided, to Consolidated Company Employees whose employment is terminated on or before the first anniversary of the Closing Date ("Severed Employees") severance pay continuation that is not less favorable than the pay continuation that would have been provided in the same circumstances under the Sellers' severance policy as set forth in the Sellers' HR Policy and Procedure Manual dated January 1999, (Policy Number 203), as provided to the Pu rchasers before the date hereof ("Sellers' Severance Policy"). The Purchasers shall also pay a portion of the Severed Employees' cost of "COBRA" continuation coverage under Code Section 4980B equal to the portion of the cost of such coverage provided by the Purchasers with respect to similarly situated active employees for the longer of three months or the period of severance pay continuation; provided, however, that Purchasers shall not be obligated to pay the portion of the cost of such coverage provided by the Purchasers with respect to similarly situated active employees for more than six months.

                          6.10.2      The term "Consolidated Company Employee" shall mean an individual who is an employee of a Consolidated Company who is actively at work (or not actively at work due to the taking of vacation, sick days, personal days or similar short-term absence) of any Consolidated Company (other than any employee referred to in Section 6.10.3 hereof). Sellers and the Consolidated Companies shall take all actions necessary and appropriate so that, before the Closing Date, (i) each individual who is an employee of any of the Consolidated Companies who does not qualify as a Consolidated Company Employee as of the Closing Date is transferred to the employ of the Sellers or one of their affiliates other than the Sellers, and (ii) the Consolidated Companies have no employees who are not actively at work (or who are not actively at work due to the taking of vacation, sick days, personal days or similar short-term absence) and no liabilities to provide compensation or benefits to any individuals other than persons who are actively at work (or who are not actively at work due to the taking of vacation, sick days, personal days or similar short-term absence) of any Consolidated Company. Sellers shall provide to Purchasers, no later than five business days following the Closing Date, a schedule ("Appendix 6.10.2") setting forth the name of each individual described in clause (i) of the second sentence of this Section 6.10.2 and his or her last position held, employment location, date of hire, date leave began and reason for absence. Without limiting the generality of the foregoing, it is expressly agreed that Sellers shall retain all obligations to provide compensation and disability, medical, retiree medical, "COBRA" continuation coverage under Code Section 4980B, pension, retirement and other employee benefits to any individual who does not qualify as a Consolidated Company Employee, including without limitation individuals who, as of the Closing Date, are on short-term or long-t erm disability leave or have retired. Notwithstanding the foregoing, the Purchasers shall hire, or cause the appropriate Consolidated Company to hire, any individual who is listed on Appendix 6.10.2 and who indicates an ability to return to active service within six months after the Closing Date; provided, however, that if the reason for the individual's absence is due to his or her own medical condition, Purchasers may require such individual to furnish a physicians' note confirming such individual's ability to return to work. Any such individual listed on Appendix 6.10.2 who returns to service with the Purchasers or a Consolidated Company shall be considered a "Consolidated Company Employee" from the date he or she actually reports for service with Purchasers or such Consolidated Company. Purchasers shall assume all responsibility in connection with the re-employment of any such individual listed on Appendix 6.10.2 and for employment related decisions from and after the date such person becomes a Conso lidated Company Employee. Purchasers shall promptly advise Sellers in writing of any such individual who becomes employed by Purchasers or a Consolidated Company within six months after the Closing Date. Sellers shall retain all employment related obligations and liabilities with respect to all such persons who do not become Consolidated Company Employees or who were improperly omitted from Appendix 6.10.2.

                          6.10.3      Before the Closing Date, the Parent Seller shall transfer to its employ, or to the employ of one of its Affiliates other than the Consolidated Companies, the individuals listed on Schedule 3 to the Transition Support Agreement. Such individuals shall in no event become or be considered Consolidated Company Employees.

                          6.10.4      The Purchasers shall not be treated as assuming any employment, termination and release, change of control, severance, supplemental retirement, deferred compensation or similar agreements or contracts to which any of the Consolidated Companies or Sellers or any other Affiliate of Sellers is a party, unless it expressly assumes such agreement or contract or such assumption is required by law or contract. None of the Consolidated Companies shall be treated as assuming any employment, termination and release, change of control, severance, supplemental retirement, deferred compensation or similar agreements or contracts to which Sellers or any other Affiliate of Sellers is a party, unless it expressly assumes such agreement or contract or such assumption is required by law or contract. Notwithstanding the foregoing, none of the Consolidated Companies shall be treated as assuming the Confidential Termination Agreement and Release among Sellers, the Consolida ted Companies and the employees listed on Appendix 3.16(h), which liabilities shall remain the sole responsibility of Sellers.

                          6.10.5      The following provisions of the Section 6.10.5 apply with respect to those employees of the Consolidated Companies listed on Appendix 6.10.5 ("CIC Employees") who are contingently entitled to pay and/or benefits under certain change in control agreements identified on such Appendix (each a "CIC Agreement").

                                       i.      If a CIC Employee continues to be employed by the Consolidated Companies, or is employed by any Purchaser, immediately following the Closing Date, and the CIC Employee shall not have waived in writing his or her rights under the applicable CIC Agreement, then the Consolidated Companies and Purchasers shall assume, and be solely liable for, any payments and benefits under such CIC Employee's respective CIC Agreement other than Excluded Benefits (as defined below). "Excluded Benefits" means all liabilities for payments and benefits to the CIC Employee for (i) retiree welfare benefits provided under any benefit plan of the Seller or its Affiliates (including without limitation any benefit pursuant to the "Rule of 80" under Seller's Medical Expense Benefits Plan), (ii) benefits under the Bergen Brunswig Corporation Supplemental Executive Retirement Plan, and (iii) any "completion bonus" referred to in the CIC Agreement.

                                       ii.      If a CIC Employee is not employed by the Consolidated Companies, or by any Purchaser, immediately following the Closing Date, then: (i) Seller shall remain solely liable for any amounts and benefits which may become payable to such CIC Employee pursuant to such CIC Employee's respective CIC Agreement (as well as for any Excluded Benefits to which the CIC Employee is entitled); and (ii) if, before the expiration of the applicable salary continuation period set forth in a CIC Employee's CIC Agreement, any of the Purchasers or any Consolidated Company, or any Affiliate of any of them, hire or otherwise retain, directly or indirectly, such CIC Employee, Purchasers shall promptly reimburse Seller for any amounts paid by Seller to such CIC Employee pursuant to his or her CIC Agreement, other than Excluded Benefits.

                          6.10.6 Consolidated Company Employees who, as of the later of the Closing Date or December 31, 2000, have satisfied the years of age and service to qualify for the "Rule of 80" benefits under Sellers' retiree welfare benefits program shall be treated, upon their termination of employment with the Consolidated Companies, as having retired from Sellers, and Sellers shall provide such Consolidated Company Employees with retiree welfare benefits in accordance with the terms as then in effect for similarly situated individuals who retire from employment with Sellers after having satisfied the "Rule of 80." The foregoing obligation of Sellers shall in no event be construed to limit Sellers' right to amend, terminate, curtail or otherwise modify or discontinue the "Rule of 80" retiree welfare benefits program to the extent Sellers have such right prior to Closing.

                          6.10.7      The Sellers shall take all steps necessary so that Consolidated Company Employees shall be permitted to receive a distribution of their vested benefits under the Pre-Tax Investment Retirement Account Plus Employee Contributions Plan (the "PIRA PLUS") in connection with the consummation of the transactions contemplated hereby.

                          6.10.8      The Sellers and Purchasers agree to share equally the costs of stay bonus payments consistent with Appendix 6.10.8 hereof.

             Section 6.11       No Solicitation.        The Parent Seller agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination which involves, but is limited to, the Consolidated Companies, or acquisition of the capital stock or the assets of the Consolidated Companies, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any Person (other than the Purchasers, their Subsidiaries or their or their Subsidiaries' directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate transactions contemplated by this Agreement. The Sellers' compliance with their obligations under Sections 6.10.2 and 6.10.4 shall not be considered to violate the provisions of this Section 6.11.

             Section 6.12      Tax Matters.

                          6.12.1      Any Tax sharing agreement between either the Parent Seller and the Subsidiary Seller (or any of their respective Subsidiaries or Affiliates, other than the Consolidated Companies) on the one hand and any of the Consolidated Companies on the other hand shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

                          6.12.2      The affiliated, combined or unitary group of corporations of which the Sellers (or any of their Affiliates) are members (the "Seller Affiliated Group") shall include the income, if any, of each Consolidated Company that is a member of the Seller Affiliated Group (each such Consolidated Company, a "Member Company") (including any deferred income recognized pursuant to Treas. Reg. 1.1502-13 or Treas. Reg. 1.1502-14 and any income attributable to any excess loss account pursuant to Treas. Reg. 1.1502-19) on the Seller Affiliated Group's consolidated federal income (and, where applicable, state and local income or franchise) Tax Returns for all periods through the Closing Date and shall pay any income (or franchise) Taxes with respect to such income. The Member Companies shall furnish Tax information to the common parent of the Seller Affiliated Group (the "Seller Common Parent") for inclusion in such Tax Returns in accordance with the Member Companies' p ast custom and practice. For purposes of this Section 6.12 and Article IX, the income of the Member Companies will be apportioned between the period ending on the Closing Date and the period following the Closing Date by closing the books of the Member Companies as of the end of the Closing Date.

                          6.12.3      At the Seller Common Parent's request, the Purchasers will cause any of the Member Companies to make and/or join with the Seller Common Parent in making any Tax election after the Closing Date, provided that such election applies solely to a taxable period ending on or prior to the Closing Date and that the making of such election does not have an adverse impact on the Purchasers, any of their Subsidiaries or Affiliates or any of the Consolidated Companies (such adverse impact to be determined after taking into account all indemnification rights of the Purchasers, their Subsidiaries and Affiliates and the Consolidated Companies pursuant to Article IX).

                          6.12.4      The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Consolidated Companies for all taxable periods ending on or prior to the Closing Date (including any Tax Returns with respect to periods for which a consolidated, unitary or combined Tax Return of the Seller Affiliated Group will include the operations of any of the Consolidated Companies). All such Tax Returns shall be prepared in a manner consistent with the Sellers' and the Consolidated Companies' past practices. The Sellers shall provide the Purchasers a copy of any such Tax Returns (or, in the case of any consolidated, combined or unitary Tax Returns, pro forma separate Returns of the Consolidated Companies) reasonably promptly after such Tax Returns are filed (or, in the case of Tax Returns filed prior to the date hereof, reasonably promptly after the request of the Purchasers). In the event any such Tax Return is audited or otherwise contested by any Governmental Authority (each such audit or contest, a "Tax Claim"), then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto, and such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority. The Sellers (or, the Seller Common Parent, as the case may be) shall have the right to control, at their own expense, the conduct of any audit or examination by, or contest or litigation against, any Governmental Authority (a "Tax Proceeding") with respect to any taxable period of the Consolidated Companies ending on or prior to the Closing Date; provided, however, that (i) the Sellers shall provide the Purchaser with a timely and reasonably detailed account of each stage of such Tax Proceeding; (ii) the Sellers shall consult with the Purchasers before taking any significant action in connecti on with such Tax Proceeding, (iii) the Sellers shall consult with the Purchasers and offer the Purchasers an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding; (iv) the Sellers shall defend such Tax Proceeding diligently and in good faith as if they were the only party in interest in connection with such Tax Proceeding, and (v) the Sellers shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of the Purchasers; provided further, however, that clauses (i) through (v) above shall apply only to the extent that such Tax Proceeding could have an adverse impact on the Purchasers, any of their Subsidiaries or Affiliates or any of the Consolidated Companies (such adverse impact to be determined after taking into account all indemnification rights of the Purchasers, their Subsidiaries and Affiliates and the Consolidated Companies pursuant to Article IX). If, in connection with any Tax Proceeding, the Purchasers reasonably withhold consent pursuant to clause (v) above, then the Sellers and the Purchasers jointly shall engage an Independent Accountant to determine, with respect to any proposed settlement, compromise or abandonment of such Tax Proceeding, the course of action for such Tax Proceeding. For the avoidance of doubt, except to the extent permitted by the above provisions of this Section 6.12, the Purchasers shall not enter into any settlement or compromise of a Tax Proceeding or make any Tax election of or with respect to any of the Consolidated Companies to the extent that such settlement, compromise or election by its terms is made with respect to, and is binding with respect to, a taxable period of the Consolidated Companies ending on or prior to the Closing Date.

                          6.12.5      The Purchasers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Consolidated Companies for all Straddle Periods and Post-Closing Periods. Solely with respect to any Straddle Period Tax Returns of the Consolidated Companies, the Purchasers shall provide the Sellers a copy of each such Straddle Period Tax Return at least 45 days prior to the Due Date of any such Tax Return for the Sellers' review and comment. Within 15 days after receiving such Tax Return, the Sellers shall deliver to the Purchasers in writing any changes that the Sellers request to such Tax Return. If the Sellers deliver such a request, then the Purchasers and the Sellers shall undertake in good faith to resolve the issues raised in such request prior to the due date for filing such Return. If the Purchasers and the Sellers are unable to resolve any issue, then the Purchasers and the Sellers jointly shall engage an Independent Accountant to determine the correct treatment of the item or items in dispute. The Independent Accountant shall make its determination with respect to each disputed item prior to the Due Date for filing such Tax Return, and such determination shall be final and binding on the parties hereto. In the case of any Tax Return required to be filed by Purchasers under this Section 6.12.5, the Sellers shall pay to the Purchasers an amount equal to the portion of the Taxes of the Consolidated Companies in respect of such Return for which the Sellers are responsible pursuant to Section 9.2.1(iii) no later than the date that is three days prior to the Due Date for payment of such Taxes. For purposes of this Section 6.12 and Article IX, in the case of any Taxes that are imposed on a periodic basis and are payable for any Straddle Period, the portion of such Tax which relates to the Pre-Closing Period shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of su ch Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be determined based upon a closing of the books of the Consolidated Companies as of the end of the Closing Date. Any credits relating to a Straddle Period shall be determined based upon a closing of the books of the Consolidated Companies as of the end of the Closing Date. In the event any Straddle Period Tax Return is audited or otherwise contested by any Governmental Authority, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto, and such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority. The Pur chasers shall have the right to control, at their own expense, the conduct of any Tax Proceeding with respect to any Straddle Period Tax Return or Post-Closing Period Tax Return of any of the Consolidated Companies; provided, however, that in the case of any such Tax Proceeding with respect to any Straddle Period Tax Return (i) the Purchasers shall provide the Sellers with a timely and reasonably detailed account of each stage of such Tax Proceeding; (ii) the Purchasers shall consult with the Sellers before taking any significant action in connection with such Tax Proceeding, (iii) the Purchasers shall consult with the Sellers and offer the Sellers an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding; (iv) the Purchasers shall defend such Tax Proceeding diligently and in good faith as if they were the only party in interest in connection with such Tax Proceeding and (v) the Purchasers shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, of the Sellers. If, in connection with any Tax Proceeding, the Sellers reasonably withhold consent pursuant to clause (v) above, then the Purchasers and the Sellers jointly shall engage an Independent Accountant to determine, with respect to any proposed settlement, compromise or abandonment of such Tax Proceeding, the course of action for such Tax Proceeding. The Purchasers shall have the right to prepare and file any consolidated, combined or unitary Tax Returns that include Purchasers or any of their Subsidiaries or Affiliates and control any Tax Proceeding relating to any such Tax Return and the Sellers shall not be entitled to review any such Tax Returns or participate in any such Tax Proceedings.

                          6.12.6      Any Tax refund received by the Purchasers or any of the Consolidated Companies, and any amounts credited against Tax to which the Purchasers or any of the Consolidated Companies become entitled, that relate to any Pre-Closing Period of any of the Consolidated Companies (whether arising from a claim for refund, a Tax Proceeding or otherwise) shall be for the account of the Sellers, except for those refunds and credits which are specifically identified as Tax assets in the consolidated balance sheet of the Consolidated Companies as of the Closing Date that is contained in the Final Accountant's Report (such refunds and credits, "Balance Sheet Refunds and Credits"). The Purchasers shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after the Purchasers' receipt or use thereof. Any Tax refund received by the Purchasers or the Sellers or any of the Consolidated Companies, and any amounts credited against Ta x to which the Purchasers or the Sellers or any of the Consolidated Companies become entitled, that relate to the Post-Closing Period of any of the Consolidated Companies and any Balance Sheet Refunds and Credits (in each case, whether arising from a claim for refund, a Tax Proceeding or otherwise) shall be for the account of the Purchasers. The Sellers shall pay over to the Purchasers any such refund or the amount of any such credit within fifteen (15) days after the Sellers' receipt or use thereof.

                          6.12.7      The Purchasers, the Consolidated Companies and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.12 and any Tax Proceeding. Such cooperation shall include the retention and, upon a party's request, the provision of records and information reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Consolidated Companies and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Consolidated Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchasers or the Sellers, any extensions thereof) of the respective Tax periods, and to abide by all record rete ntion agreements entered into with any Governmental Authority, and (ii) to give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, the Consolidated Companies or the Sellers, as the case may be, shall allow the other to take possession of such books and records. The Purchasers and the Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

                          6.12.8      The parties agree to treat any payments after the Closing Date pursuant to Section 2.5 as an adjustment to the purchase price for Tax purposes, unless otherwise required pursuant to a "determination" within the meaning of Code Section 1313(a) (or analogous provisions of other Tax law).

             Section 6.13      UNITI System Assignment and Assumption Agreement.       Immediately prior to the commencement of the Closing, the Subsidiary Seller (or another Affiliate of the Parent Seller) and BBMC shall execute and deliver the UNITI System Assignment and Assumption Agreement. It is understood that as a result of the consummation of the UNITI System Assignment and Assumption Agreement, the Purchasers will not acquire any rights in and to the Transfer UNITI Items pursuant to this Agreement. The Sellers represent and warrant that the Consolidated Companies will suffer no material adverse consequences to their Businesses as a result of the transfer of the Transfer UNITI Items.

             Section 6.14      Transfers of Certain Assets.

                        6.14.1      Real Property Deed.        Immediately prior to the commencement of the Closing, the Subsidiary Seller shall execute and deliver the Transfer Real Property Deed to BBMC. It is understood and agreed that as a result of such transaction, the Subsidiary Seller will not retain any rights in and to the Transfer Real Property from and after the Closing.

                          6.14.2      Lease.        Immediately prior to the commencement of the Closing, the Parent Seller shall execute and deliver the Assignment of Lease to BBMC. It is understood and agreed that as a result of such Assignment of Lease, the Parent Seller will not retain any rights in and to the Transfer Lease from and after the Closing.

                          6.14.3      Transfer Marks.        Immediately prior to the commencement of the Closing, the Sellers shall execute and deliver the Assignment of Trademarks to BBMC and the Sellers and BBMC shall execute and deliver the Copyright Assignment and Assumption Agreement. It is understood and agreed that as a result of such transaction, the Sellers will not retain any rights in and to the Transfer Marks from and after the Closing.

                          6.14.4      SMSI.       Immediately prior to the Closing, BBMC shall transfer all of the capital stock of SMSI to the Parent Seller or a Subsidiary of the Parent Seller other than a Consolidated Company.

                          6.14.5      Data Center Assets.       Immediately prior to the commencement of the Closing, the Parent Seller or its Subsidiaries shall execute and deliver to BBMC, and BBMC shall execute and deliver, the Assignment of Data Center Assets and assumption of related liabilities. It is understood that as a result of such transaction, BBMC will acquire assets which have traditionally been furnished by the Parent Seller or its Subsidiaries to BBMC to equip and operate a data center, and operate a systems and accounts payable function.

             Section 6.15      Additional Employment Matters.

                          6.15.1       For a period of one year after the Closing Date, the Parent Seller shall not, and the Parent Seller shall cause its Subsidiaries not to, hire any Consolidated Company Employees; provided, however , that nothing contained in this Section 6.15.1 shall prohibit the Parent Seller or its Subsidiaries from (a) hiring any Consolidated Company Employees whose employment with the Consolidated Companies is terminated by such entities without cause, (b) hiring any Consolidated Company Employees identified by the Purchaser (in responding in good faith to a written inquiry by the Parent Seller) as Consolidated Company Employees whose services are no longer desired by the Consolidated Companies, (c) hiring or soliciting Shawn Ward, so long as the Parent Seller and its Subsidiaries do not offer employment to Shawn Ward at any time prior to the sixtieth day after the Closing Date, provided that to the extent Shawn Ward is hired by any of the Sellers or their Subsi diaries, she will be permitted by the Sellers to continue to work for the Consolidated Companies for up to 12 months after the Closing Date to the extent necessary to assist the Consolidated Companies, provided further that in continuing work for the Consolidated Companies, she will not have to relocate her workplace to a place more than 15 miles from Orange, California, (d) hiring any CIC Employee (as defined in Section 6.10.5), other than Shawn Ward, who does not continue to be employed by a Consolidated Company, or is not employed by a Purchaser, immediately following the Closing Date, or (e) hiring any individual named in Schedule 3 to the Transition Support Agreement.

                          6.15.2      During the period commencing on the one year anniversary of the Closing Date and expiring one hundred and eighty (180) days thereafter, the Parent Seller shall not, and the Parent Seller shall cause its Subsidiaries not to, solicit any Consolidated Company Employees for an employment position with the Parent Seller or any of its Subsidiaries; provided, however, that nothing contained in this Section 6.15.2 shall prohibit the Parent Seller or its Subsidiaries from (a) soliciting any Consolidated Company Employees whose employment with the Consolidated Companies is terminated by such entities without cause, (b) soliciting any Consolidated Company Employees identified by the Purchaser (in responding in good faith to a written inquiry by the Parent Seller) as Consolidated Company Employees whose services are no longer desired by the Consolidated Companies, or (c) making a general solicitation that is not focused on any particular employee.

             [Section 6.16 Intentionally omitted]

             Section 6.17      License Agreement.        The Parent Seller and the Purchaser shall execute and deliver the License Agreement at Closing.

             Section 6.18      Assignment of Insurance Proceeds.        The Sellers shall assign and transfer to the Corporations all Claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind arising under any contract of insurance, indemnity or otherwise currently or previously in force or effect, or by operation of law, in favor of the Consolidated Companies, and pertaining to, or arising out of, the Businesses of the Consolidated Companies or the properties and assets of any of the Consolidated Companies.

             Section 6.19.      Other Insurance Matters.

                          6.19.1      In the event that either of the Purchasers or any Consolidated Company desires after the Closing to pursue coverage under any insurance policy under which Sellers potentially have rights (including any Insurance Policy) related to any of the Consolidated Companies, Sellers will exercise all reasonable efforts and shall take all steps reasonable necessary to assist in securing coverage under such policy. Sellers will not after the Closing improperly or unnecessarily exhaust, commute, release, novate or otherwise interfere with or prejudice any right Purchasers or any Consolidated Companies may have to coverage under any policy of insurance.

                          6.19.2      In the event that the Sellers and their Affiliates desire after the Closing to pursue coverage under any insurance policy under which the Purchasers or any of the Consolidated Companies potentially have rights (including any Insurance Policy) related to any of the Sellers or their Affiliates, the Purchasers and the Consolidated Companies will exercise all reasonable efforts and shall take all steps reasonable necessary to assist in securing coverage under such policy. The Purchasers and the Consolidated Companies will not after the Closing improperly or unnecessarily exhaust, commute, release, novate or otherwise interfere with or prejudice any right Sellers or any of their Affiliates may have to coverage under any policy of insurance.

             Section 6.20      Access to Records after Closing.

                          6.20.1       The Purchasers recognize that after the Closing they may have information documents, books, records, work papers and information (collectively, "Records") which relate to the Consolidated Companies with respect to the period or matters arising prior to the Closing, including Records pertaining to the Businesses and the Consolidated Companies' respective employees, assets and liabilities. The Purchasers further recognize that the Sellers' may need access to such Records after the Closing. The Purchasers shall provide the Sellers and their respective employees, representatives and agents access to, and the right to photocopy (at Sellers' expense), during normal business hours on reasonable advance notice, all such Records. The Purchasers shall use commercially reasonable efforts to maintain all such Records at least until the seventh anniversary of the Closing.

                          6.20.2       The Sellers recognize that after the Closing they may have Records which relate to the Consolidated Companies with respect to the period or matters prior to the Closing, and that the Purchasers may need access to such Records after the Closing. The Sellers shall provide the Purchasers and their respective employees, representatives and agents access to, and the right to photocopy (at Purchasers' expense), during normal business hours on reasonable advance notice, such Records. The Sellers shall use commercially reasonable efforts to maintain all such Records at least until the seventh anniversary of the Closing, or, at the Sellers' discretion, transfer such Records to the Purchasers.

                          6.20.3       Notwithstanding any provision herein to the contrary, Records pertaining to Taxes shall be governed solely by Section 6.12.

             Section 6.21      Change of Name of BBMC.        Notwithstanding anything in this Agreement to the contrary, immediately prior to the Closing, the Parent Seller shall take all actions necessary to change the name of BBMC.

             Section 6.22      Credit Facility Liens and Guaranties.       The Sellers shall use all commercially reasonable efforts to obtain at or before Closing (1) the release of (a) all liens on the assets of the Consolidated Companies, on the BBMC Common Stock and on the RSI Common Stock granted pursuant to the Credit Facility and (b) the guaranties granted by BBMC and RSI pursuant to the Credit Facility and (2) the delivery to the Sellers of the certificates representing all outstanding shares of BBMC Common Stock and RSI Common Stock. Promptly after the execution of this Agreement, the Sellers shall use all commercially reasonable efforts to obtain from The Chase Manhattan Bank, in its capacity as agent for the lenders under that certain Credit Agreement with Sellers dated as of April 30, 2000, a letter in form and substance reasonably satisfactory to the Parent Purchaser and the Parent Seller, confirming that each of the liens, secu rity interests, guarantee claims and other obligations created under the Credit Agreement and ancillary agreements thereto in favor of the agent and the lenders against the Consolidated Companies or the assets or stock of the Consolidated Companies shall be released upon the consummation of the transactions contemplated by this Agreement, provided that the applicable requirements of the Credit Agreement shall have been complied with.

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ARTICLE VII

Conditions to Closing

             Section 7.1      Mutual Conditions.        The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions:

                          7.1.1      No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order that is in effect or commenced any Action, that, in either case, would prohibit consummation of the transactions contemplated by this Agreement or would threaten the imposition of material damages upon consummation of such transactions.

                          7.1.2       Any waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the United States Federal Trade Commission (the "FTC") and/or the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), shall have expired or been terminated by the FTC and the Antitrust Division.

                          7.1.3       No third party shall have instituted any suit or proceeding against any party hereto to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby, or to seek damages from or impose obligations upon any party hereto by reason of the transactions contemplated hereby, which, in such party's reasonable judgment, would involve expense or lapse of time that would be materially adverse to such party's interest.

                          7.1.4      The Escrow Agent shall have executed and delivered the Escrow Agreement.

                          7.1.5      The Order shall have been modified so as not to prohibit the purchase by the Purchasers of assets of the Parent Seller, or the Parent Purchaser and the Parent Seller shall have received confirmation, in form and substance satisfactory to each such party, that the Order will be interpreted in such a manner as not to prohibit the purchase by the Purchasers of assets of the Parent Seller.

                          7.1.6.      The liens on the BBMC Common Stock, the RSI Common Stock and the assets of the Consolidated Companies granted pursuant to the Credit Facility shall have been released, the Corporations and the Sellers shall have obtained the release and termination of the guaranties made by each of the Consolidated Companies pursuant to the Credit Facility and the certificates representing all outstanding shares of BBMC Common Stock and RSI Common Stock shall be available for delivery by the Sellers to the Purchaser pursuant to Section 2.3.

             Section 7.2      Conditions to the Purchaser's Obligations.       The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

                          7.2.1       The representations and warranties of the Corporations and the Sellers set forth in Articles III and IV shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality and Material Adverse Change, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to "materiality" or a Material Adverse Change set forth therein) does not have and is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Change with respect to the Consolidated Companies, provided that the representations and warranties set forth in Sections 3.3, 3.4, 3.5, 4.2, 4.3 and 4.4 shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

                          7.2.2       Each of the Sellers and each of the Corporations shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

                          7.2.3       Except as disclosed in the Financial Statements or in Section 3.6 of the Corporations' Disclosure Schedule, during the period from September 30, 1999 through the Closing Date, there shall not have been any Material Adverse Change affecting the Consolidated Companies, nor any loss or damage to the assets of the Consolidated Companies, whether or not insured, which materially affects the Consolidated Companies' ability to conduct the Businesses. The Purchaser shall have received a certificate (executed by the President or any Vice President of the Parent Seller to such officer's best knowledge), dated the Closing Date, to the foregoing effect. It is understood that for purposes of this Agreement (including the provisions of Section 7.2.1 and Section 7.2.2), events which occur after the date hereof and which (x) result principally from the acts or omissions of the Purchasers and/or their respective Affiliates, (y) constitute a change in or effect upon the a ssets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Consolidated Companies arising out of or principally attributable to conditions, events or circumstances generally affecting the industries in which the Consolidated Companies operate or (z) constitute a change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Consolidated Companies arising out of or attributable to the loss by the Consolidated Companies of any of their customers (including business of such customers), suppliers or employees (including any financial consequences of such loss of customers (including business of such customers), suppliers or employees) due principally to the transactions contemplated hereby or the public announcement of this Agreement shall not be taken into account in determining whether any Material Adverse Change has tr anspired with respect to the Sellers or the Consolidated Companies.

                          7.2.4      (i) The authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by the Corporations and the Sellers and referred to in Section 2 of the Corporations' Disclosure Schedule, shall have been obtained and shall be in full force and effect; and (ii) all authorizations, consents, waivers, approvals or other actions necessary to permit the Purchasers to own the RSI Common Stock and the BBMC Common Stock shall have been obtained and shall be in full force and effect.

                          7.2.5       Prior to or at the Closing, the Sellers and the Corporations shall have delivered to the Purchaser the following:

                                       (i)      a certificate of the President or a Vice President of the Parent Seller, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to the best of such person's knowledge, the conditions specified in Sections 7.2.1, 7.2.2, 7.2.3 and 7.2.4 have been satisfied; and

                                       (ii)      a certificate of the Secretary or Assistant Secretary of each of the Sellers and each of the Corporations, dated the Closing Date, as to the incumbency of any officer of such entity executing this Agreement or any document related hereto; and setting forth the organizational documents of such entity and all amendments thereto and the resolutions of such entity's Board of Directors (or Executive Committees thereof) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby.

                          7.2.6       The Parent Seller shall have executed and delivered the Transition Support Agreement and the Sellers shall have executed and delivered the Escrow Agreement.

             Section 7.3      Conditions to the Sellers' Obligations.       The obligations of the Sellers and the Corporations to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                          7.3.1       The representations and warranties of the Purchasers set forth in Article V shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and Material Adverse Change, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to "materiality" or a Material Adverse Change set forth therein) does not have and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Change with respect to the Purchasers, provided that the representations and warranties set forth in Sections 5.2 and 5.3 shall be t rue and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured as of such specified date).

                          7.3.2       The Purchasers shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by them under this Agreement at or prior to the Closing.

                          7.3.3       Prior to or at the Closing, each of the Purchasers shall have delivered to the Seller the following:

                                       (i)      a certificate of the President or a Vice President of such Purchaser, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to the best of such person's knowledge, the conditions specified in Sections 7.3.1 and 7.3.2 have been satisfied; and

                                       (ii)      a certificate of the Secretary or Assistant Secretary of such Purchaser, dated the Closing Date, as to the incumbency of any officer of such Purchaser executing this Agreement or any document related hereto and setting forth the certificate of incorporation and in the case of the Parent Purchaser, its code of regulations, and in the case of the Purchaser, its by-laws, and all amendments thereto and the resolutions of each such Purchaser's Board of Directors (or Executive Committee thereof) authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby.

                          7.3.4       At the Closing, the Purchaser shall have tendered the Preliminary Purchase Price in accordance with Sections 2.3.4 and 2.3.5.

                          7.3.5       The Purchasers shall have executed and delivered the Transition Support Agreement and the Escrow Agreement.

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ARTICLE VIII

Termination

             Section 8.1      Termination.        This Agreement may be terminated at any time prior to the consummation of the Closing, under the following circumstances:

                          8.1.1       by mutual written consent of the Parent Seller and the Purchaser;

                          8.1.2       by either the Parent Purchaser or the Parent Seller if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable;

                          8.1.3       by either the Parent Purchaser or the Parent Seller if the Closing shall not have been consummated on or before the Outside Date; provided that the right to terminate this Agreement under this Section 8.1.3 shall not be available to any party (i) whose willful act, willful failure to act, or failure to perform all of its obligations and satisfy all conditions to be performed or satisfied by it hereunder, or (ii) whose Affiliate's willful act, willful failure to act, or failure to perform all of its obligations and satisfy all conditions to be performed or satisfied by it hereunder, has been the cause of or resulted in the failure of the Closing to be consummated on or before the Outside Date);

                          8.1.4       by the Purchaser or the Parent Seller if, at or before the completion of the Closing, it shall have discovered that any representation or warranty made in this Agreement for its benefit, or in any certificate, exhibit or document furnished to it pursuant to this Agreement, is untrue in any material respect (other than representations and warranties that are qualified as to materiality or Material Adverse Change, which representations and warranties will give rise to termination if untrue in any respect); provided that, in each case, (a) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, (b) such untrue representation or warranty cannot be or has not been cured within thirty (30) calendar days after receipt of written notice of such breach and (c) in the case of representations or warranties by the Sellers or the Corporations, except for the representations an d warranties contained in Sections 3.3, 3.4, 3.5, 4.2,4.3 and 4.4, and in the case of representations or warranties by the Purchasers, except for the representations and warranties contained in Sections 5.2 and 5.3, such untrue representation and warranty will represent, or is reasonably likely to represent, a Material Adverse Change with respect to the Consolidated Companies, or a Material Adverse Change with respect to the Purchasers, as the case may be, and in each case after giving effect to consummation of the transactions contemplated by this Agreement;

                          8.1.5       by the Parent Purchaser if the Sellers or the Corporations shall have defaulted in the performance of any material obligation under this Agreement; provided, however, that in order to terminate this Agreement under this Section 8.1.5, the Purchasers shall, upon discovery of such a breach or default, give written notice thereof to the breaching party and the breaching party shall fail to cure the breach or default by the earlier of twenty (20) calendar days after receipt of such notice or the Closing Date;

                          8.1.6       by the Parent Seller if the Purchasers shall have defaulted in the performance of any material obligation under this Agreement; provided, however, that in order to terminate this Agreement under this Section 8.1.6, the Parent Seller shall, upon discovery of such a breach or default, give written notice thereof to the Purchasers and the Purchasers shall fail to cure the breach or default by the earlier of twenty (20) calendar days after receipt of such notice or the Closing Date;

                          8.1.7        by the Parent Purchaser, in the event that the conditions to the Purchasers' obligations set forth in Article VII hereof have not been satisfied or waived by the date set for the Closing or in the event that the Parent Purchaser reasonably determines that any such condition cannot possibly be satisfied prior to the Outside Date; and

                          8.1.8       by the Parent Seller, in the event that the conditions to the Sellers' obligations set forth in Article VII hereof have not been satisfied or waived by the date set for the Closing or in the event that the Parent Seller reasonably determines that any such condition cannot possibly be satisfied prior to the Outside Date.

             Section 8.2      Effect of Termination.

                          8.2.1       In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the last two sentences of Section 6.1.1 and the provisions of Sections 10.2 and 10.9 and this Section 8.2, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for a material breach of any covenant in this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, including the fees and expenses of their counse l, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

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ARTICLE IX

Survival of Representations and Warranties; Indemnification

             Section 9.1       Survival of Representations and Warranties.

                          9.1.1       Except as set forth in Sections 9.1.2, 9.1.3 and 9.1.4, the representations and warranties provided for in this Agreement shall survive the Closing and remain in full force and effect, for the benefit of the parties hereto and their successors and assigns, for a period of twelve (12) months after the Closing Date.

                        9.1.2       The representations and warranties provided for in Sections 3.15.1, 3.15.2, 3.15.4 and 3.15.5 shall survive the Closing and remain in full force and effect for the benefit of the parties hereto and their successors and assigns until the date on which the Final Accountant's Report is rendered by the Independent Accountant or, if no issues are submitted to an Independent Accountant pursuant to Section 2.5, the date on which the parties hereto agree upon the Final Accountant's Report.

                          9.1.3       The representations and warranties provided for in Section 3.12 shall survive the Closing and remain in full force and effect, for the benefit of the Purchasers and their successors and assigns, for a period ending eighteen (18) months after the Closing Date.

                          9.1.4       The representations and warranties provided for in Sections 3.2, 3.3, 3.4, 3.14, 4.1, 4.2, 4.4, 4.5, 5.1, 5.2 and 5.5 shall survive the Closing and remain in full force and effect, for the benefit of the parties hereto and their successors and assigns, for an indefinite period.

                          9.1.5       The survival period of each representation or warranty as provided in this Section 9.1 is hereinafter referred to as the "Survival Period."

             Section 9.2      Indemnification.

                          9.2.1       Subject to the limitations set forth in Section 9.2.4 and 9.5, subsequent to the Closing, the Sellers shall, jointly and severally, indemnify and hold harmless the Purchasers, their Subsidiaries and Affiliates, officers, directors, employees, agents and representatives, the Consolidated Companies, and any Person claiming by or through any of the foregoing, against and in respect of any and all claims, costs, expenses, damages, penalties, liabilities, losses or deficiencies (including reasonable attorneys' and consultants' fees and other reasonable costs and expenses) (the "Damages") arising out of, resulting from or incurred in connection with (i) any inaccuracy (without giving effect to any reference to materiality, knowledge or Material Adverse Change in any specific representation and warranty other than the references to materiality, knowledge or Material Adverse Change in the provisions identified in Appendix 9.2.1 annexed hereto, it being understood that the references listed in such Appendix 9.2.1 shall be given full force and effect) in any representation, other than the representations set forth in Section 3.8 of this Agreement, made by the Sellers or the Corporations in this Agreement for the applicable Survival Period, (ii) the breach by the Sellers of any covenant or agreement to be performed by the Sellers hereunder and the breach by the Corporations of any covenant or agreement to be performed by the Corporations hereunder at or prior to the Closing, (iii) any Taxes imposed upon or relating to (A) any of the Consolidated Companies for any Pre-Closing Period, except to the extent such Taxes are specifically identified as Taxes in the consolidated balance sheet of the Consolidated Companies as of the Closing Date that is contained in the Final Accountant's Report, (B) the Transfer UNITI Items for any taxable period, the UNITI System Assignment and Assumption Agreement, the transfer of the Transfer UNITI Items pursuant to the UNITI System Assignme nt and Assumption Agreement, the Transfer Assets (including the copyrights assigned pursuant to the Copyright Assignment and Assumption Agreement) for the Pre-Closing Period, the Transfer Real Property Deed, the transfer of the Transfer Real Property pursuant to the Transfer Real Property Deed, the Copyright Assignment and Assumption Agreement, the assignment of copyrights and assumption of liabilities pursuant to the Copyright Assignment and Assumption Agreement, the Assignment of Marks, the assignment of the Transfer Marks pursuant to the Assignment of Marks, the Assignment of Lease or the assignment and assumption of the Transfer Lease pursuant to the Assignment of Lease, the Assignment of Data Center Assets, the assignment of Transfer Data Center Assets and assumption of related liabilities pursuant to the Assignment of Data Center Assets and assumption of related liabilities and (C) any Tax imposed upon or relating to the Sellers or the Seller Affiliated Group for any period, including any such Tax for which the Consolidated Companies may be liable under Section 1.1502-6 of the Treasury Regulations (or any comparable provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and (iv) all Damages suffered by the Consolidated Companies subsequent to the Closing Date with respect to the following matters: (U) the "Northwestern Litigation" (as defined in Section 3.13 of the Corporations' Disclosure Schedule), (V) the "Nicol Litigation" (as defined in Section 3.13 of the Corporations' Disclosure Schedule), (W) the latex glove cases described in a schedule attached to Section 3.13 of the Corporations' Disclosure Schedule, (X)the "Lemelson Suit" (as defined in Section 3.10 of the Corporations' Disclosure Schedule), (Y) the fee dispute with Premier described in Section 3.19 of the Corporations' Disclosure Schedule and (Z) the "IBS Claim" (as defined in Section 3.13 of the Corporations' Disclosure Schedule).

                          9.2.2       Subject to the limitations set forth in Sections 9.2.4 and 9.5, subsequent to the Closing, the Purchasers shall indemnify and hold harmless the Sellers, their Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy (without giving effect to any reference to materiality, knowledge or Material Adverse Change in any specific representation and warranty) in any representation made by the Purchasers in this Agreement, (ii) the breach by the Purchasers of any covenant or agreement to be performed by them hereunder, (iii) any environmental testing performed or conducted by or on behalf of the Purchasers pursuant to Section 6.1.1 and (iv) any guaranties given by the Parent Seller or its Subsidiaries (other than the Consolidated Companies) with respect to (a) liabilities of the Consolidated Companies included in the consolidated balance sheet of the Consolidated Companies as of the Closing Date that is contained in the Final Accountant's Report or (b) liabilities of the Consolidated Companies arising on and after the Closing Date under leases or other agreements of the Consolidated Companies in effect as of the Closing Date. The Purchasers shall use commercially reasonable efforts to cause the Parent Seller and its Subsidiaries (other than the Consolidated Companies) to be released from all such guaranties.

                          9.2.3       Any Person providing indemnification pursuant to the provisions of this Section 9.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this Section 9.2 is hereinafter referred to as an "Indemnified Party."

                          9.2.4       The Sellers' indemnification obligations contained in Section 9.2.1(i) shall not apply to any claim for Damages until the aggregate of all such claims total one million dollars ($1,000,000) (the "Basket Amount"), in which event the Sellers' indemnity obligation contained in Section 9.2.1(i) shall apply to the total amount in excess of the Basket Amount, subject to a maximum liability to the Purchasers, in the aggregate, of twenty million dollars ($20,000,000) (the "Cap Amount") for all claims under Section 9.2.1(i) in the aggregate. It is understood and agreed that neither the Basket Amount nor the Cap Amount are applicable to the Sellers' indemnification obligations contained in Sections 9.2.1(ii), 9.2.1(iii) or 9.2.1(iv). The Purchasers' indemnification obligation contained in Section 9.2.2(i) shall not apply to any claim for Damages until the aggregate of all such claims total the Basket Amount, in which event the Purchasers' indemnity obligation cont ained in Section 9.2.2(i) shall apply to the total amount in excess of the Basket Amount, subject to a maximum liability to the Sellers, in the aggregate, of the Cap Amount for all claims under Section 9.2.2(i) in the aggregate. It is understood and agreed that neither the Basket Amount nor the Cap Amount are applicable to the Purchasers' indemnification obligations contained in Sections 9.2.2(ii), 9.2.2(iii) or 9.2(iv). All claims (other than claims relating to Taxes) made during the relevant Survival Period shall be counted in determining whether the Basket Amount or the Cap Amount specified above have been achieved; provided, however, that no claim made pursuant to Section 9.2.1(ii), 9.2.1(iii), 9.2.1(iv), 9.2.2(ii), 9.2.2(iii) or 9.2.2(iv) shall be counted toward determining whether the thresholds applicable to the Basket Amount or the Cap Amount have been achieved. Notwithstanding the foregoing, (a) no party shall be obligated to provide indemnification with respect to any claim under Sections 9 .2.1(i) or 9.2.2(i) for Damages if the entire amount of Damages relating to such claim is less than $15,000 (aggregating for such purposes like, similar or related claims) and (b) no party shall be obligated to provide indemnification under Sections 9.2.1(i) or 9.2.2(i) unless it is notified of the claim for Damages within the Survival Period applicable to such claim.

                          9.2.5       The provisions of Article IX shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation or the breach of any warranty made by the Purchaser, the Sellers or the Corporations in this Agreement or in connection with any failure by the Consolidated Companies to pay any Taxes with respect to any Tax periods ending on or before the Closing Date.

             Section 9.3       Procedures for Third Party Claims.       In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right (and if it elects to exercise such right, to do so within 30 days after receiving notice from the Indemnified Party) to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party, unless (a) the Indemnifying Party shall not have taken any action to defend such Third Party Claim within such 30-day period, or (b) the Indemnified Party shall have re asonably concluded that (i) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (ii) the Indemnified Party has one or more material defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary (other than the last sentence of this Section 9.3), the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim within such 30-day period, the r easonable fees and disbursements of such Indemnified Party's counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent (except as set forth in the immediately following sentence) shall not be unreasonably withheld or delayed. Notwithstanding the foregoing provisions of this Section 9.3, the Parent Seller shall have the right to control all claims, proceedings, suits or other actions subject to indemnification by Parent Seller under Section 9.2.1(iv), including the selection of legal counsel, provided that the Parent Purchaser shall have the right to participate in such Third Party Claim with legal counsel at its own expense, shall be kept advised of developments and shall cooperate with the Parent Seller therein; the determination as to whether or not to settle any claims, proceeding s, suits or other actions subject to indemnification by Parent Seller under Section 9.2.1(iv) shall be made by the Parent Seller. The provisions above of this Section 9.3 shall not apply to Third Party Claims involving Taxes, which claims shall instead be governed by the provisions of Section 6.12.

             Section 9.4       Procedures for Inter-Party Claims.       In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a thirty (30) day period regarding the resolution of any disputed claims for Damages. If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thir ty (30) day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party recovers Damages in such proceedings. In the event that a party hereto claiming to be an Indemnified Party institutes legal proceedings in order to recover Damages hereunder and the applicable court refuses to award any Damages to such party, such party shall reimburse the defending party for the cost of such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements).

             Section 9.5       Calculation of Damages.        The Damages suffered by any party shall be calculated after giving effect to (a) all applicable Tax consequences of the event giving rise to indemnification and (b) the receipt of any available insurance proceeds. Notwithstanding any provision herein to the contrary, except for purposes of Section 9.2.1(iii), the term "Damages" shall not include any liability to the extent that such liability is reflected as a liability in the consolidated balance sheet of the Consolidated Companies as of the Closing Date that is contained in the Final Accountant's Report.

             Section 9.6      Applicability of the Escrow Agreement.       To the extent that claims are made against the Sellers pursuant to this Article IX prior to the time that all funds have been disbursed under the Escrow Agreement, the terms of the Escrow Agreement shall govern with respect to the obligations of the Escrow Agent to make payments to the Purchasers in settlement of the Purchasers' rights under this Article IX.

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ARTICLE X

Miscellaneous

             Section 10.1      Notices.        All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows:

If to the Sellers or the Corporations:	Bergen Brunswig Corporation
4000 Metropolitan Drive
Orange, California 92868
Telephone: (714) 385-4000
Facsimile: (714) 385--6815
Attention: Milan A. Sawdei, Chief Legal Officer

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: (973) 597-2500
Facsimile: (973) 597-2400
Attention: Peter H. Ehrenberg, Esq.

If to the Purchasers:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Telephone: (614) 757-7354
Facsimile: (614) 757-6948
Attention: Steven Alan Bennett, Chief Legal Officer

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1309
Facsimile: (212) 403-2309
Attention: David A. Katz, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

             Section 10.2       Expenses.        Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein (including legal fees, accounting fees and investment banking fees).

             Section 10.3       Governing Law; Consent to Jurisdiction.       This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for any District within such state for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

             Section 10.4       No Jury Trial.        Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 10.4.

             Section 10.5       Assignment; Successors and Assigns; No Third Party Rights.       Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement, and their respective successors, assigns and legal representatives, and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives any legal or equitable right, remedy or claim hereunder.

             Section 10.6       Counterparts.        This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

             Section 10.7       Titles and Headings.        The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

             Section 10.8      Entire Agreement.        This Agreement (including the disclosure schedules delivered in connection with this Agreement and the agreements referenced in the appendices attached hereto), and the confidentiality agreement among the parties dated April 28, 2000 constitute the entire agreement among the parties with respect to the matters covered hereby and thereby and supersede all previous written, oral or implied understandings among them with respect to such matters.

             Section 10.9      Amendment and Modification.       This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (or Executive Committees thereof). Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             Section 10.10      Publicity; Public Announcements.       Unless otherwise required by applicable laws or the requirements of any national securities exchange (and in that event only if time does not permit), at all times prior to the earlier of the consummation of the Closing or termination of this Agreement pursuant to Section 8.1, the Sellers and the Purchasers shall consult with each other before issuing any press release with respect to the transactions contemplated hereby and shall not issue any such press release prior to such consultation. The Sellers and the Purchasers will consult with each other concerning the means by which the Corporations' employees, customers, suppliers and others having dealings with the Corporations will be informed of this Agreement and the transactions contemplated hereby.

             Section 10.11       Waiver.        Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

             Section 10.12       Severability.        The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

             Section 10.13       No Strict Construction.       The Purchasers, the Corporations and the Sellers each acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

             Section 10.14       Knowledge.       To the extent that any representation is made to the knowledge of the Sellers or the Corporations, such knowledge shall refer to the actual knowledge, after reasonable inquiry, of the individuals listed on Appendix 10.14.

             Section 10.15       Affiliate Status.        To the extent that a party is required hereunder to take certain action with respect to entities designated herein as such party's Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such party.

                          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BERGEN BRUNSWIG CORPORATION

By:______________________________
Name:	Neil F. Dimick
Title:	Executive Vice President

DURR FILLAUER MEDICAL, INC.

By:______________________________
Name:	Neil F. Dimick
Title:	Executive Vice President

BERGEN BRUNSWIG MEDICAL CORPORATION

By:______________________________
Name:	Neil F. Dimick
Title:	Executive Vice President

RANSDELL SURGICAL, INC.

By:______________________________
Name:	Neil F. Dimick
Title:	Executive Vice President

ALLEGIANCE CORPORATION

By:______________________________
Name:	Brendan A. Ford
Title:	Executive Vice President

CARDINAL HEALTH, INC.

By:______________________________
Name:	Brendan A. Ford
Title:	Executive Vice President

APPENDICES

1.1	Escrow Agreement
1.2	Transfer Real Property description
1.3	Transfer Real Property Deed
1.4	Transition Support Agreement
1.5	Transfer UNITI Items description
1.6	UNITI System Assignment and Assumption Agreement
1.7	Transfer Lease
1.7A	Assignment and Assumption of Lease
1.8	Transfer Marks
1.8A	Assignment of Marks
1.8B	Copyright Assignment and Assumption Agreement
1.8C	Assignment of Data Center Assets and Assumption of Related Liabilities
1.9	License Agreement
1.9A	Transfer Data Center Assets
6.10.2	Consolidated Company Employees
6.10.5	CIC Employees
6.10.8	Stay Pay
9.2.1	Qualifiers
10.14	Sellers' List of Persons with Knowledge